UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☑        Preliminary Proxy Statement
☐        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐        Definitive Proxy Statement
☐        Definitive Additional Materials
☐         Soliciting Material Pursuant to §240.14a-12
GOVERNMENT PROPERTIES TRUST, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Government Properties Trust, Inc.

(2)	Aggregate number of securities to which transaction applies:

20,773,136 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10.75 per share

(4)	Proposed maximum aggregate value of transaction: $223,311,212.00 (equal to the sum of 20,773,136 shares of Common Stock multiplied by $10.75 per share).

(5)	Total fee paid: $23,894.30
☐	Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Copy — Subject to Completion

Government Properties Trust, Inc.

          , 2007

Dear Stockholder:

A special meeting of stockholders of Government Properties Trust, Inc., a Maryland corporation, has been scheduled for          , 2007, at   a.m., Central time, at the Omaha Regency Marriott, located at 10220 Regency Circle, Omaha, Nebraska 68114. At the special meeting, we will ask you to consider and vote on a proposal to approve the merger of our company into Record Realty (US) LLC, an indirect wholly owned subsidiary of Record Realty Trust, an Australian listed property trust, such that our company will become an indirect wholly owned subsidiary of Record Realty Trust, hereinafter referred to as the merger. The Agreement and Plan of Merger, referred to as the merger agreement, dated as of October 23, 2006, by and among Record Realty Trust, Record Realty (US) LLC and our company, provides for the acquisition of our company by Record Realty Trust. If the merger is approved and completed, you will no longer have an ownership interest in our company and your shares of Government Properties Trust, Inc. (“GPT”) common stock will be converted into the right to receive $10.75 in cash (subject to a potential reduction by an amount not to exceed $0.05 per common share), referred to as the merger consideration, without interest and less applicable withholding taxes, for each share of our common stock that you own. The merger consideration represents a 17.2% premium over the closing price of our common stock on October 23, 2006, the last trading day before the public announcement of the signing of the merger agreement.

At a meeting of our board of directors, the board unanimously: (i) approved the merger agreement; (ii) determined that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of our company and our stockholders; and (iii) directed that the merger be submitted for approval at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors, which are discussed in the attached proxy statement. Our board of directors recommends that all of our stockholders vote “FOR” the approval of the merger.

The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to be cast at the special meeting vote to approve the merger.

The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the merger agreement and the merger and provide specific information concerning the special meeting. Please carefully read these materials and the annexes attached to the proxy statement.

Your vote is very important, regardless of the number of shares you own. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card in the postage-paid return envelope provided, whether or not you plan to attend the special meeting in person. If you do not return your proxy card or you abstain or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as voting against the proposal to approve the merger. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” adjournment of the special meeting, if necessary, to solicit additional proxies.

OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF OUR COMPANY AND OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER.

Please do not send your stock certificates to us at this time.

On behalf of our board of directors, thank you in advance for your continued support.

Sincerely,

Jerry D. Bringard
Chairman of the Board

This proxy statement is dated          , 2007 and is first being mailed to our stockholders on or about          , 2007.

GOVERNMENT PROPERTIES TRUST, INC.
13625 California Street, Suite 310
Omaha, Nebraska 68154
(402) 391-0010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2007

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Government Properties Trust, Inc., will be held at the Omaha Regency Marriott, located at 10220 Regency Circle, Omaha, Nebraska 68114, on          , 2007 at   a.m., Central time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1) to consider and vote upon a proposal to approve the merger of Government Properties Trust, Inc. on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of October 23, 2006, by and among Record Realty Trust, Record Realty (US) LLC and Government Properties Trust, Inc., as described in the accompanying proxy statement; and

(2) to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.

Our board of directors recommends that all of our stockholders vote “FOR” the approval of the merger.

The board of directors has fixed          , 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only those stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were          shares of our common stock entitled to vote at the special meeting. Please note that, under applicable law, holders of our common stock are not entitled to dissenters’ rights in connection with the merger.

By Order of the Board of Directors,

John D. Ellsworth
Secretary

Omaha, Nebraska
          , 2007

YOUR VOTE IS VERY IMPORTANT

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK ENTITLED TO BE CAST AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER. EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE SPECIAL MEETING. FAILURE TO VOTE YOUR SHARES BY MAIL OR IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

GOVERNMENT PROPERTIES TRUST, INC.
PROXY STATEMENT

i

Appendix A	Agreement and Plan of Merger, dated as of October 23, 2006, among Record Realty, Record Realty (US) LLC and Government Properties Trust, Inc.
Appendix B	Fairness Opinion of Wachovia Securities

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements by us within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include our statements concerning whether and when the proposed merger will close, whether conditions to the proposed merger will be satisfied, and the effect of the proposed merger on our business and operating results. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements due to, among other things:

•	the failure of the merger to be completed or difficulties in obtaining stockholder approval of the merger or regulatory approvals;

•	diversion of management time on merger-related issues;

•	changes in the interest rate environment;

•	changes in loan demand or real estate values;

•	changes in general economic conditions or changes in the mortgage banking industry;

•	legislative or regulatory changes; and

•	failure by us to satisfy the other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein will remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our reports that have been filed with the Securities and Exchange Commission, or SEC, under “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will I be asked to vote on at the special meeting?

A:	At the special meeting, stockholders will be asked to consider and vote upon:

• a proposal to approve the merger; and

• a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.

If the merger is completed, you will no longer own shares of GPT common stock.

Q:	How does GPT’s board of directors recommend that I vote on the merger?

A:	At a meeting of our board of directors, the board unanimously: (i) approved the merger agreement; (ii) determined that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of our company and our stockholders; and (iii) directed that the merger be submitted for approval at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors, which are discussed in the attached proxy statement. Our board of directors recommends that all of our stockholders vote “FOR” the approval of the merger.

Q:	What effect will the merger have on our company?

A:	If the merger is completed, we will be an indirect wholly owned by Record Realty Trust and our common stock will no longer be publicly traded.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $10.75 in cash (subject to a potential reduction by an amount not to exceed $0.05 per share), referred to as the merger consideration, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,075.00 in cash, less any applicable withholding taxes, in exchange for those shares.

Q:	Who will own our company after the merger?

A:	If the merger is completed, we will be an indirect wholly owned subsidiary of Record Realty Trust.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	What does it mean if I receive more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I do not return a proxy card by mail?

A:	If you fail to return your proxy card by mail, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card by mail will have the same effect as voting against the proposal to approve the merger.

Q:	What vote is needed to approve the merger?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to be cast at the special meeting is required to approve the merger. Each holder of our common stock is entitled to one vote per share. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	What vote of stockholders is required for the proposal to adjourn the special meeting?

A:	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

Q:	Who can vote on the merger?

A:	Holders of our common stock at the close of business on , 2007, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting. Each outstanding share of our common stock on the record date entitles the holder thereof to one vote on each matter submitted to stockholders for approval at the special meeting. As of the close of business on the record date, there were shares of common stock of GPT entitled to be voted at the special meeting.

Q:	If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:	What if I fail to instruct my broker or bank?

A:	Failure to vote, including the failure to give your broker, bank or other nominee instructions, will have the same effect as voting against the proposal to approve the merger.

Q:	When and where is the special meeting?

A:	The special meeting will be held at the Omaha Regency Marriott located at 10220 Regency Circle, Omaha, Nebraska 68114 on , 2007 at a.m., Central time.

Q:	Do I need to attend the special meeting in person in order to vote?

A:	No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed postage-paid return envelope.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All of our stockholders are invited to attend the special meeting. Our stockholders of record on , 2007 can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card or cast my vote by telephone or the Internet?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card by mail, and any earlier dated proxies will be revoked automatically. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:	How are votes counted?

A:	For the proposal relating to the approval of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not count as votes cast on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $10.75 in cash (subject to a potential reduction in an amount not to exceed $0.05 per share), without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger.

Q:	Will the merger be a taxable transaction for me?

A:	If you are a U.S. taxpayer, for United States federal income tax purposes your receipt of the merger consideration will be treated as a taxable sale of our common stock held by you. In general, on each share of our common stock owned by you, you will recognize gain or loss as a result of your receipt of the merger consideration equal to the difference between (i) the merger consideration per share of our common stock exchanged in the merger and (ii) the adjusted tax basis in that share. In addition, because the merger may be a taxable transaction to non-U.S. stockholders, we intend to withhold a portion of the merger consideration that is payable to non-U.S. stockholders and, under certain circumstances, we may be required to withhold a portion of the merger consideration of U.S. stockholders under applicable tax laws. A non-U.S. stockholder is urged to consider selling his, her or its shares prior to the merger in order to be subject to generally more favorable provisions that govern the U.S. federal income tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	What about payment of dividends through closing?

A:	The merger agreement permits us to pay regular quarterly dividends for any calendar quarters prior to the quarter during which the proposed merger is completed. However, we may not pay any quarterly dividend in excess of $0.1125 per share without the written consent of Record Realty Trust. We expect to complete the proposed merger in the first quarter of 2007. Immediately prior to the completion of the proposed merger, we will declare a quarterly prorated cash dividend covering the period from the first date of the quarter in which the proposed merger is complete through the date of completion of the proposed merger.

Q:	Will I have dissenters’ rights in connection with the merger?

A:	No. Under Maryland law, which is the jurisdiction of our incorporation, holders of our common stock do not have rights to dissent from the merger and obtain the fair value of their shares.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible. We hope to complete the merger as soon as possible following the special meeting, and the receipt of all required regulatory and lender approvals and statements of lease from the General Services Administration of the United States of America. Although we cannot assure you when or if the merger will be completed, we are working toward a closing in the first quarter of 2007. In addition to receipt of stockholder, regulatory and lender approvals and statements of lease from the General Services Administration, the other closing conditions contained in the merger agreement must be satisfied or waived. Either we, Record Realty Trust or Record Realty (US) LLC may terminate the merger agreement if the merger has failed to occur on or before June 30, 2007, so long as any failure by the terminating party to comply with any provision of the merger agreement in a material respect has not caused or resulted in that failure.

Q:	What if the proposed merger is not completed?

A:	If the merger is not completed, we will continue our current operations and will remain a publicly held company and you will not receive any of the merger consideration.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	Whom should I call with questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our investor relations department via e-mail at slatham@gptrust.com or call (402) 548-4207.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, attached as Appendix A, and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 47. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “Record Realty” refers to Record Realty Trust, an Australian listed property trust, “Record Realty (US)” refers to Record Realty (US) LLC, a Maryland limited liability company and wholly owned subsidiary of Record Realty, and references to “we”, “us”, “our,” the “Company” or “GPT” refer to Government Properties Trust, Inc. Also, we refer to our merger with Record Realty (US) as the “merger,” and the Agreement and Plan of Merger, dated as of October 23, 2006, by and among Record Realty, Record Realty (US) and GPT as the “merger agreement.”

Parties to the Proposed Merger (Page 13)

GPT.   Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The Company is located at 13625 California Street, Suite 310, Omaha, NE 68154. For additional information, please visit the Government Properties Trust, Inc. web site at www.gptrust.com. The Company’s telephone number is 402-391-0010.

Record Realty.   Record Realty is an investment vehicle managed by Record Funds Management Limited, a wholly owned subsidiary of Allco Finance Group, which applies structured finance techniques designed to achieve optimal returns on investments. Record Realty’s investment model targets quality properties with stable long-term cash flows from premium principal tenants (government or major corporates) and where there is a high probability of lease renewal. Record Realty’s strategy is primarily focused on investing in the residual equity positions of premium properties and property portfolios. Record Realty is located at Level 24 Gateway Building, 1 Macquarie Place, Sydney, Australia. Record Realty’s telephone number is 011-612-9255-4100.

Record Realty (US).   Record Realty (US) is a wholly owned subsidiary of Record Realty organized under the laws of Maryland. It was incorporated solely for the purposes of the merger with GPT and is engaged in no other business. Record Realty (US) is located at c/o Record Realty Trust, 700 Third Avenue, 7th Floor, New York, NY 10017. Record Realty (US)’s telephone number is 212-835-9090.

Structure of the Merger (Page 25)

A copy of the merger agreement is attached to this proxy statement as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby we will become a wholly owned subsidiary of Record Realty. If the merger is approved, GPT will merge with and into Record Realty (US), with Record Realty (US) as the surviving company. We expect to complete the merger in the first quarter of 2007.

Pursuant to the Merger, GPT Stockholders Will Receive $10.75 for Each Share of GPT Common Stock Outstanding Subject to a Potential Reduction (Page 25)

Immediately prior to the completion of the merger, all unvested shares of GPT restricted common stock shall vest in full and shall become outstanding shares of common stock for the purposes of the merger and the holders thereof shall be entitled to receive the merger consideration.

If the merger of GPT with and into Record Realty (US) is completed, each outstanding share of our common stock will be converted into the right to receive $10.75 (subject to a potential reduction by an amount not to exceed $0.05 per common share) in cash, without interest and less any applicable withholding taxes.

Potential Reductions to Merger Consideration (Page 26)

GPT has entered into a definitive agreement to purchase property in Denver, CO. If (1) that definitive agreement is terminated prior to the completion of the merger or, (2) at the time the merger is consummated, GPT has not completed the acquisition of the Denver property and also fails to prove that there is no default under that definitive agreement, the merger consideration will be reduced by an amount not to exceed $0.05 per share of common stock.

At the time that the merger agreement was signed, the merger consideration was subject to an additional potential reduction of approximately $0.03 per share of common stock. We have since satisfied the condition giving rise to that potential reduction.

Procedures for the Exchange of GPT Common Stock Certificates and Grants of Restricted Stock (Page 26)

Our stockholders will need to surrender their common stock certificates or grants evidencing ownership of restricted common stock in order to receive the $10.75 (subject to a potential reduction by an amount not to exceed $0.05 per share) in cash per share after the consummation of the merger, but you should not send in any certificates or grants now. As soon as reasonably practicable after the effective time of the merger, Record Realty (US) will cause an exchange agent to send to our stockholders a letter of transmittal and instructions for surrendering certificates or grants representing shares of our common stock in exchange for the merger consideration. The letter of transmittal should be completed and returned to the designated exchange agent along with the stock certificates or grants representing shares of our common stock. After the letter of transmittal has been received and processed, our stockholders will be sent the merger consideration, without interest and less applicable withholding taxes, to which they are entitled.

Market Price Information (Page 44)

Our common stock is listed on the New York Stock Exchange under the symbol “GPT.” On October 23, 2006, the last trading day preceding public announcement of the proposed merger, the closing share price of our common stock was $9.17. On          , 2007, the last practicable trading date before the printing of this proxy statement, the closing share price of our common stock was $     .

Material United States Federal Income Tax Consequences of the Merger (Page 39)

The merger will be a taxable transaction for United States federal income tax purposes that will be treated as a sale or exchange by U.S. stockholders of shares of our common stock for the merger consideration. In general, with respect to each share of our common stock owned, a U.S. stockholder will recognize gain or loss as a result of the stockholder’s receipt of the merger consideration equal to the difference between the merger consideration per share of our common stock exchanged in the merger and the stockholder’s adjusted tax basis in that share. Such gain or loss will be capital gain or loss if such share is a capital asset in the hands of the stockholder and will be long-term gain or loss if the stockholder has held such share for more than twelve (12) months as of the effective time of the proposed merger. In addition, because the merger may be a taxable transaction to non-U.S. stockholder, we intend to withhold a portion of the merger consideration that is payable to non-U.S. stockholders and, under certain circumstances, we may be required to withhold a portion of the merger consideration of U.S. stockholders under applicable tax laws. A non-U.S. stockholder is urged to consider selling his, her or its shares prior to the merger in order to be subject to generally more favorable provisions that govern the U.S. federal income tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs.

Tax matters can be complicated, and the tax consequences of the merger to you, including the application and effect of any state, local or foreign income and other tax laws, will depend on the facts of your own situation. You are encouraged to consult your own tax advisor to understand fully the tax consequences of the merger to you.

Opinion of Our Financial Advisor (Page 19)

In connection with the merger, our financial advisor, Wachovia Securities, delivered a written opinion to our board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of our common stock, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken by Wachovia Securities, as set forth in the opinion. The written opinion of Wachovia is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. The Wachovia opinion was provided to our board of directors in connection with its evaluation of whether the merger consideration was fair, from a financial point of view, to holders of GPT common stock and does not address any other aspect of the proposed merger. This opinion also does not address our underlying business decision to engage in the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger. Wachovia Securities provided its opinion for the information and assistance of the company’s board of directors in connection with their consideration of the transactions contemplated by the merger agreement.

Recommendation of Our Board of Directors (Page 17)

Our board of directors has determined that the merger and the terms of the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Our board of directors has approved the merger agreement and recommends that our stockholders vote “FOR” the approval of the merger.

The Special Meeting of Stockholders (Page 11)

Date, Time and Place.   A special meeting of stockholders will be held on          , 2007, at   a.m., Central time, at the Omaha Regency Marriott, located at 10220 Regency Circle, Omaha, Nebraska 68114.

Purpose of the Special Meeting.   At the special meeting, we will ask you to approve the merger. We will also ask you to approve a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.

Record Date; Stock Entitled to Vote.   You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on          , 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were           shares of our common stock entitled to be voted at the special meeting.

Quorum.   The holders of a majority of the outstanding shares of common stock entitled to vote at meetings of stockholders as of the record date must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or other nominee that does not have the authority to vote, and does not vote, on a matter but which otherwise submits a validly executed proxy) for the purpose of establishing a quorum. If at any time less than a quorum is present at the special meeting, it is expected that the special meeting will be adjourned or postponed until such time as a quorum is present.

Vote Required.   Assuming a quorum is present, the affirmative vote of a majority of the outstanding shares of our common stock entitled to be cast at the special meeting is required to approve the merger.

Our Directors and Executive Officers Own Shares Which May Be Voted at the Special Meeting (Page 45)

As of the record date, our directors and executive officers beneficially owned approximately [          ]% of the outstanding shares of our common stock entitled to vote at the special meeting.

GPT and Record Realty Must Meet Several Conditions to Complete the Merger (Page 26)

Completion of the merger depends on meeting a number of conditions, including the following:

•	the requisite holders of the shares of our common stock must have approved the merger;

•	all regulatory approvals or waivers required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, and all statutory waiting periods in respect thereof must have expired;

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the representations and warranties of each of Record Realty, Record Realty (US), and GPT in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Record Realty or GPT, respectively;

•	Record Realty must have received statements of lease from the General Services Administration of the United States confirming that neither GPT nor any subsidiary thereof is in default of its obligations as landlord with respect to at least 90% of the aggregate square footage leased by the United States of America under leases with GPT or our subsidiaries;

•	Record Realty must have received consent to the merger from each mortgagee of all of our properties encumbered by a mortgage, except for those mortgages that Record Realty will repay upon the completion of the merger;

•	Record Realty must have received a tax opinion from Ballard Spahr Andrews & Ingersoll, LLP dated as of the date of the merger;

•	each employee of GPT must have waived any right to future grants of equity based compensation; and

•	Record Realty, Record Realty (US) and GPT must have complied in all material respects with their respective obligations in the merger agreement.

Unless prohibited by law, either Record Realty, Record Realty (US) or we could elect, in accordance with the merger agreement, to waive certain conditions that have not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Record Realty Must Obtain Regulatory Approvals to Complete the Merger (Page 28)

Unless the parties to the merger agreement agree otherwise, the merger cannot be completed until the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, has expired or CFIUS or a related governmental authority has provided a written notice to the effect that a review (if any) of the proposed merger has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act.

Record Realty and GPT May Terminate the Merger Agreement (Page 34)

Record Realty, Record Realty (US) and GPT can mutually agree at any time to terminate the merger agreement before completing the merger, even if our stockholders have already voted to approve the merger.

The merger agreement may also be terminated by:

•	a non-breaching party, if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform is reasonably likely to be incapable of being cured by June 30, 2007;

•	any party, if the merger is not consummated by June 30, 2007, except that the right to terminate the merger agreement will not be available to either party if such party’s failure to comply with any provision of the merger agreement in a material respect has been the proximate cause of, or resulted in, the failure of the merger to occur on or before June 30, 2007;

•	any party if any governmental entity of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action (and the parties to the merger agreement shall have used their commercially reasonable efforts to lift such order, decree, judgment, injunction or other action), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating the merger agreement must have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or

•	any party, if our stockholders do not approve the merger at the special meeting duly called for such purpose;

•	Record Realty or Record Realty (US), if our board of directors has failed to recommend that our stockholders approve the merger or has withdrawn, modified or changed such recommendation or recommends that the stockholders approve a different proposal;

•	GPT, upon entering into a definitive agreement to effect a superior proposal (as defined on page 32) and the payment of $6.5 million to Record Realty; and

•	Record Realty or Record Realty (US), if (i) FEPA LLC provides a letter stating that GPT is in breach or in default of its obligations under the purchase and sale agreement between FEPA LLC and GPT dated April 13, 2006 relating to the purchase of real property in Denver, Colorado and that that agreement is likely to be terminated because of such breach or (ii) GPT fails to produce certain certificates or opinions indicating that the purchase of such real property is reasonably likely to be completed.

Termination Fee (Page 34)

The merger agreement provides that in the event that the merger agreement is terminated under specified circumstances, we may be required to pay a termination fee of $6.5 million to Record Realty. In other circumstances, Record Realty may be required to pay us a termination fee of $30 million.

Record Realty and GPT May Amend and Extend the Merger Agreement (Page 33)

The parties may amend the merger agreement at any time before the merger is completed, and may agree to extend the time within which any action required by the merger agreement is to take place. However, if our stockholders approve the merger at the special meeting, no amendment may thereafter be made that requires further approval of our stockholders without obtaining such approval.

Our Directors and Executive Officers Have Interests in the Merger that are in Addition to or Different from the Interests of Our Stockholders (Page 36)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that some of the members of our management, one of whom is also one of our directors, have interests in the merger that are in addition to, or different from, your interests in the merger. These various interest are set forth in the section “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

We are Prohibited from Soliciting Other Offers (Page 31)

We have agreed that, while the merger is pending, we will not initiate or, subject to some limited exceptions, engage in discussions with any third party regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Our Stockholders Do Not Have Dissenters’ Rights (Page 43)

The holders of our common stock do not have rights under Maryland law, our jurisdiction of incorporation, to dissent from the merger and obtain the fair value of their shares.

Contact for our Stockholders Regarding Questions and Requests

If our stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the proxy statement or the enclosed proxy card, they should contact our investor relations department at 402-548-4207.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournment of the special meeting.

Date, Time and Place

We will hold the special meeting on          , 2007, at   a.m., Central time, at the Omaha Regency Marriott, located at 10220 Regency Circle, Omaha, Nebraska 68114.

Matters to be Considered

At the special meeting, stockholders will be asked to consider and vote upon:

•	a proposal to approve the merger; and

•	a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on          , 2007 has been fixed by our board of directors as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. At the close of business on the record date, there were           shares of our common stock outstanding and entitled to vote held by approximately           holders of record. Each share of our common stock entitles the holder thereof to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

Our stockholders of record may vote by mail or by attending the special meeting and voting in person. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid return envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	delivering, prior to the special meeting, a written notice of revocation addressed to John Ellsworth, Secretary, Government Properties Trust, Inc., 13625 California Street, Suite 310, Omaha, Nebraska, 68154;

•	submitting, prior to the special meeting, a properly executed proxy with a later date; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you have instructed your bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change or revoke your proxy.

Voting of Proxies

All shares represented by properly executed proxies received prior to the special meeting (and not revoked) will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger and “FOR” approval of adjournment of the special meeting if deemed necessary to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger. No proxy that is specifically marked “AGAINST” approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting to a later date.

Votes Required

A quorum, consisting of the holders of a majority of the shares of our common stock entitled to vote as of the record date, must be present in person or by proxy before any action may be taken at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purpose of determining the presence or absence of a quorum for the transaction of all business at the special meeting but will not be counted as votes cast. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

The proposal to approve the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to be cast at the special meeting. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the approval of the merger. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote in accordance with the instructions you have received from your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against approval of the merger.

The proposal to approve adjournments of the special meeting if deemed necessary to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the same effect as a vote against this proposal.

As of the record date, our directors and executive officers beneficially owned and had the right to vote shares of our common stock, or approximately  % of the outstanding shares of common stock entitled to vote at the special meeting. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 45.

Solicitation of Proxies

We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

You should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 35.

Arrangements also will be made with custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these arrangements.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Recommendation of Our Board of Directors

At a meeting of the board of directors, our board unanimously (i) approved the merger agreement; (ii) determined that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of our company and our stockholders; and (iii) directed that the merger agreement be submitted for approval at a special meeting of our stockholders. Our board of directors recommends that all of our stockholders vote “FOR” the approval of the merger. Our board of directors also recommends that our stockholders vote “FOR” approval of adjournment of the special meeting if deemed necessary to facilitate the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger. See “The Merger — Our Reasons for the Merger” beginning on page 17.

Contact for Our Stockholders Regarding Questions and Requests

If our stockholders have more questions about the merger agreement or the merger or how to submit their proxy, or if they need additional copies of the proxy statement or the enclosed proxy card, they should contact our investor relations department via e-mail at slatham@gptrust.com or call (402) 548-4207.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. Our stockholders are urged to carefully read the annexes in their entirety.

Description of the Merger

Our board of directors has approved the merger whereby our company will become a wholly owned subsidiary of Record Realty. If the merger is approved and completed, GPT will merge with and into Record Realty (US), with Record Realty (US) as the surviving company in the merger. If the merger is completed, you will be entitled to receive the merger consideration of $10.75 (subject to a potential reduction by an amount not to exceed $0.05 per share), without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger. We encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement, because it is the legal document that governs the merger.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of GPT. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock or grants representing shares of restricted common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Our common stock is currently registered under the Exchange Act and is listed on the New York Stock Exchange under the symbol “GPT.” Following the merger, our common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded, and the registration of our common stock under the Exchange Act will be terminated.

Background of the Merger

At a meeting of our board of directors on November 10, 2005, Thomas Peschio, GPT’s president, chief executive officer and director, made a presentation, at the request of the chairman of the board, regarding current conditions in the market in which GPT operates and the Company’s position in that market. Mr. Peschio indicated that GPT faced several challenges, including a falling stock price, rising interest rates and increased cost of capital. As possible courses of action, Mr. Peschio suggested that our board consider strategic alternatives including, but not limited to, raising additional capital for acquisitions, merging with another organization or going private. The board did not take any formal action at this meeting, but instead agreed to carefully consider these matters at future meetings.

At a meeting of the finance committee of our board of directors on February 22, 2006 and at the meeting of our board of directors on February 23, 2006, the board discussed GPT’s business plan and budget for 2006 and the issues surrounding its execution as presented by Mr. Peschio and Ms. Nancy Olson, the Company’s chief financial officer. During these discussions, the board again focused on the challenges facing GPT, most notably the divergence between the enterprise value of GPT and the trading price of its common stock which, in management’s opinion, did not fully reflect the enterprise value. These discussions highlighted the difficulties facing GPT in its efforts to achieve its strategic short- and long-term objectives. Following this discussion, the finance committee agreed to take certain actions in an effort to address this divergence, including requesting management to prepare a revised business plan addressing the strategic problems then faced by the Company and commencing to execute the strategies proffered in the report to the committee entitled Fourth Quarter 2005 Operating Results and 2006 Business Plan and Budget.

At a meeting of our board of directors on April 27, 2006, the board reviewed GPT’s business plan and management’s financial models for 2006 and 2007. The board and the finance committee discussed whether GPT could continue to pay a dividend at the current rate.

On May 3, 2006, GPT declared a quarterly dividend of $0.1125 per share to stockholders of record on June 30, 2006. Heretofore, GPT had been paying a quarterly dividend of $0.15 per share. On this same date, GPT issued a press release announcing the reduced dividend and that the Company was currently unable to incrementally acquire properties at the same attractive spreads that it had in the past.

On May 3, 2006, GPT received a letter from Cadmus Capital Management, LLC (“Cadmus”), a significant stockholder. In its letter, Cadmus encouraged GPT to either sell its portfolio and return cash to its stockholders or to sell GPT to a strategic buyer.

On May 8, 2006, Cadmus filed a Schedule 13D with the Securities and Exchange Commission disclosing that Cadmus, together with the other members of the filing group, possessed shared voting power over 15.6% of GPT’s common stock. In this filing, Cadmus stated that it would not attend or vote at the annual meeting of stockholders scheduled to be held on June 1, 2006 and would encourage a limited number of other stockholders to do the same, with the intention of denying the presence of a quorum and thus delaying the meeting. Cadmus pointed out that, if the meeting was not held by August 17, 2006, a new record date would have to be set. If that occurred, Cadmus would have the opportunity, and intended to avail itself of such opportunity, to submit a proposal to be included on the agenda for the meeting. Specifically, Cadmus planned to nominate a new group of individuals chosen by Cadmus to be elected to GPT’s board of directors. If elected, these individuals might constitute a majority or the entirety of our board and would thus put Cadmus in a position to control the Company.

On May 15, 2006, GPT received an unsolicited offer from a competitor (“Bidder A”) to acquire GPT for $9.00 per share of GPT common stock, consisting of $2.00 per share in cash and $7.00 per share in stock of the acquiring company. In connection with the offer, the potential acquiror expressed a desire to enter into a two-week standstill and confidentiality agreement, during which time the two companies would negotiate and conduct due diligence on one another.

At the direction of our board, our management began interviewing financial advisors to, among other things, assist GPT in responding, to the extent necessary, to the Schedule 13D filing, the acquisition proposal and address the general concerns of the Company regarding the divergence between the trading price of the common stock and the enterprise value and the seeming illiquidity of the common stock and exploring strategic alternatives. After interviewing four financial advisors, management recommended that the board engage Wachovia Securities. The board was of the view that Wachovia Securities had a thorough knowledge of the Company and possessed significant experience in performing financial advisory services for similarly situated real estate investment trusts.

On May 22 and 23, 2006, our board held an extended special meeting to discuss the Schedule 13D filing by Cadmus and the unsolicited acquisition proposal by Bidder A. At this meeting, the board ratified the appointment of directors Jerry Bringard, Robert Peck and Thomas Peschio to a select committee to act as the liaison between the board and the outside advisors, with the goals of facilitating the board’s communication with the advisors and assisting the board in considering strategic alternatives.

Prior to the conclusion of those meetings, our board ratified the engagement of Wachovia Securities as GPT’s financial advisor and the engagement of Ballard Spahr Andrews & Ingersoll, LLP as GPT’s legal counsel.

During this special meeting, Wachovia Securities conducted a review of GPT’s current business plan, a general review of strategic and tactical alternatives and an overview of the due diligence, analytical and implementation process, including a proposed timeline for proceeding with a strategic alternatives review. The board reiterated its desire to examine its strategic alternatives thoroughly in order to gather the information necessary to make a strategic decision that would maximize the benefit to be realized by GPT’s stockholders.

Our board also considered how it should respond to the Cadmus letter and the acquisition proposal from Bidder A, including the possibility of implementing defensive or anti-takeover measures. Having decided to commence a broader review of strategic alternatives, the board decided not to respond at that time to either Cadmus or Bidder A, nor did it implement any defensive or anti-takeover measures.

Following a meeting of our board of directors on May 22 and 23, 2006, GPT issued a press release announcing the engagement of Wachovia Securities as its financial advisor and the commencement of a review by the board of strategic alternatives available to the Company.

On May 31, 2006, Cadmus requested that GPT enter into a confidentiality agreement in order to facilitate a more open dialogue about the strategic review process. Our board determined that such an agreement would not be appropriate at that time and notified Cadmus of its decision not to enter into such a confidentiality agreement. Wachovia Securities discussed with the board a preliminary valuation analysis, potential business plan enhancements and independent business plan considerations.

On June 1, 2006, the Company held its annual stockholders’ meeting, at which all of the Company’s incumbent directors were re-elected. No other action was taken at this meeting.

Throughout June 2006, Wachovia reviewed certain business, financial and other information, including financial forecasts, regarding GPT that were furnished to Wachovia Securities by management and prepared with management various business models, designed to project operating results for the Company as (i) a stand alone entity, (ii) a stand alone entity following the sale of certain assets, (iii) a party to a joint venture arrangement, and (iv) a landlord to tenants other than the General Services Administration of the United States of America.

Wachovia Securities also advised our board of directors regarding preliminary valuation analyses, potential business plan enhancements and independent business plan considerations.

On June 28 and 29, 2006, our board of directors held a special meeting. The board began the meeting by discussing the advantages and disadvantages of GPT remaining an independent public company. Thereafter, Wachovia Securities advised the board with respect to the Company’s valuation assuming that GPT were to remain an independent public company, including the implementation of certain of management’s proposed independent business plan enhancements, and compared this analysis to potential private market valuations available to GPT. Wachovia Securities also reviewed the issues involved in a potential change of control of GPT. In addition, Wachovia Securities presented background information on 19 companies that had contacted Wachovia Securities, without solicitation, about GPT’s strategic alternatives review subsequent to the Company’s May 22, 2006 press release.

Our board and Wachovia Securities discussed how to effectively explore opportunities to create additional stock holder value through a potential sale or merger of GPT as compared to continuing to operate the Company on a stand-alone basis. After a thorough discussion, the board directed management to work with Wachovia Securities in preparing a confidential information memorandum for such purpose.

Over the course of the next seven weeks, Wachovia Securities identified and contacted 185 prospective buyers of GPT and 47 confidentiality agreements were executed with interested parties. On a regular basis, Wachovia Securities provided updates on the status of its efforts to identify prospective purchasers of GPT to management, to the select committee and to our board of directors as a whole.

The board of directors held a meeting on July 26, 2006, during which Wachovia Securities provided an interim update on the process of identifying and contacting parties that might be interested in pursuing a strategic transaction with GPT. The board stressed that Wachovia Securities should continue this process. and to conduct a broad search for potentially interested and suitable counterparties.

From August 14 through August 18, 2006, management of GPT and Wachovia Securities made management presentations to the bidders, both in person and by telephone.

On August 22 and 23, 2006, Wachovia Securities received nine non-binding proposals, including a proposal from Record Realty. Seven of these proposals ranged from $9.00 to $9.70 per share and two proposals were below the then current stock price.

On August 25 and 26, 2006, our board of directors met to review each of these proposals. Wachovia Securities presented a financial analysis of each of these proposals to the board. After an extensive discussion, the board authorized Wachovia Securities to pursue a second round of proposals from those parties that had proposed or indicated a willingness and ability to revise their proposal to at least $9.50 per share. Five bidders, including Bidder A and Record Realty, with initial or revised proposals ranging from $9.50 to $9.70 per share were permitted to participate in the second round of bidding.

Throughout September 2006, all of the bidders conducted additional due diligence, including participating in management meetings and property tours.

On September 6 and 7, 2006, Wachovia Securities and management met with representatives of Bidder A to conduct due diligence on this bidder. This due diligence was conducted because Bidder A’s proposal included both cash and equity components, while the other four proposals offered consideration comprised entirely of cash. The due diligence included a review of Bidder A’s historical and projected financial information and Bidder A’s potential synergies with the Company.

On September 13, 2006, Wachovia Securities received a non-binding proposal from a party that had not previously submitted a proposal for $10.00 per share, subject to GPT’s execution of an exclusivity agreement. GPT was unwilling to grant exclusivity and the bidder subsequently withdrew its proposal and did not otherwise participate in the process.

On September 22, 2006, Wachovia Securities presented to our board the summary of the due diligence conducted on Bidder A, including a pro forma financial analysis based on management’s assessment of the potential combination of GPT and Bidder A.

On October 4, 2006, the second round bids were due. Two written proposals were submitted at per share values at or above $10.00 per share. Wachovia Securities also received verbal indications from certain other bidders that were below $10.00 per share. These parties indicated that they would not move forward at a per share offer at or above $10.00 per share. Record Realty submitted a proposal to acquire all of GPT’s outstanding common stock for $10.55 per share, payable in cash. As part of its proposal, Record Realty requested a two-week exclusivity agreement to conduct limited additional due diligence and to complete its board approval process. Bidder A proposed to acquire all of GPT’s outstanding stock for $10.00 per share, payable in both cash and equity.

On the evening of October 4, 2006, Wachovia Securities, Record Realty and legal counsel for Record Realty and GPT held a conference call to discuss and clarify certain points in Record Realty’s bid.

On October 5 and 6, 2006, our board of directors met to discuss the two proposals and to review the updated financial analyses related to remaining an independent public company. The board also discussed the challenges of remaining an independent public company, and compared the estimated present value of GPT’s common stock, assuming successful execution of the Company’s updated business plan, with the values represented in the two proposals. The comparative analyses were provided using present, pro-forma and net present value terms.

After extensive discussions, our board unanimously agreed to enter into a two-week exclusivity period with Record Realty to allow it to conduct limited additional due diligence, such as the finalization of reports by third-party consultants and property visits, and to secure its board approval. As consideration for GPT entering into this exclusivity period, Record Realty increased its proposal to $10.75 per share, payable in cash. The parties signed the exclusivity letter on October 10, 2006.

Between October 10 and October 23, 2006, GPT and Record Realty negotiated the merger agreement and completed its due diligence. On October 18, 2006, the chief executive officer of Record Realty met with management and other employees of the Company at GPT’s headquarters.

On October 22 and 23, 2006, our board of directors met to consider the provisions of the merger agreement and to discuss the risks and benefits of entering into the merger agreement.

On October 23, 2006, Wachovia Securities made a presentation and rendered an oral opinion to our board of directors, subsequently confirmed in writing, that, as of October 23, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on its opinion and the review undertaken by Wachovia Securities, as set forth in the opinion, the merger consideration to be received by the holders of shares of GPT’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. This opinion is described in “Opinion of Our Financial Advisor” beginning on page 19 and attached to this proxy statement as Appendix B. Following the consideration of the merger agreement, the discussions of the risks and benefits of the merger and the rendering of the fairness opinion, the board unanimously voted to enter into the merger agreement.

At 9:00 a.m., Eastern Standard Time, on October 23, 2006, the exclusivity agreement with Record Realty expired. GPT and Record Realty finalized the negotiations on the merger agreement on October 23, 2006 and, at approximately 8:00 p.m., Eastern Standard Time, the parties executed the merger agreement and issued press releases announcing the merger.

Our Reasons for the Merger

Our board of directors, at its meeting held on October 23, 2006, considered the merger agreement and determined it to be fair to, advisable and in the best interests of our company and our stockholders. In evaluating the merger, our board of directors consulted with management, as well as our legal and financial advisors, and considered a number of factors. Listed below are the material factors that our board of directors considered in its decision:

•	the financial terms of the merger, including the fact that, based on the closing price of our common stock on the New York Stock Exchange on October 20, 2006 (the Friday prior to announcement of the merger agreement), the $10.75 per share merger consideration represented an approximate 14.2% premium as of that date;

•	its review of our business, operations, financial condition and earnings on an historical and a prospective basis;

•	the possible alternatives to the proposed merger, including continuing to operate our company on a stand-alone basis or seeking to continue to grow through acquisitions, and the risks associated with such alternatives;

•	limited access to capital and resources to grow our business;

•	the process through which our company, with the assistance of our financial advisors, engaged in or sought to engage in discussions with over 180 institutions deemed to be likely candidates to pursue a business combination with or acquisition of our company;

•	the evaluation by our board of directors of our business plan and the risks and uncertainties associated with the implementation thereof compared to the risks and benefits from the proposed merger;

•	the financial services industry trends, competition and challenges affecting us, including the increasing importance of scale and scope and potential challenges to earnings growth in the current interest rate environment;

•	the financial presentations of Wachovia Securities, including the opinion, dated October 23, 2006, to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of our common stock, as more fully described under the caption “Opinion of Our Financial Advisor” beginning on page 19;

•	the fact that the merger consideration is all cash so that the merger will allow our stockholders to immediately realize a fair value, in cash, for their investment and will provide those stockholders with certainty of value for their shares;

•	the terms of the merger agreement, including the absence of a financing condition to Record Realty’s obligation to complete the merger, the number and nature of other conditions to Record Realty’s obligation to consummate the merger and the risk that such conditions would not be satisfied;

•	the ability of GPT to receive a reverse break-up fee in the amount of $30 million if Record Realty breaches or fails to perform a representation, warranty or covenant in such a manner that causes or results in the failure of the merger or occur by June 30, 2007;

•	the regulatory and other approvals required in connection with the merger and the likelihood that such approvals would be received without unacceptable conditions; and

•	the fact that some of our directors and executive officers have other financial interests in the merger that are in addition to their interests as stockholders, including as a result of employment and compensation arrangements with us and the manner in which they would be affected by the merger. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.

For the reasons set forth above, our board of directors determined that the merger agreement and the merger are in the best interests of our company and our stockholders, and approved the merger agreement. Our board of directors recommends that you vote “FOR” the approval of the merger.

Forecasts

We do not, as a matter of course, make public projections as to our future performance or earnings. In general, our forecasts are prepared solely for internal use and capital budgeting and other management decisions. From time to time however, we have published guidance with respect to General & Administrative expenses, Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”). These forecasts are inherently subjective and uncertain and, thus, susceptible to interpretation and revision based on actual experience and business and industry developments. However, in connection with the discussions concerning the merger, we furnished to Record Realty certain financial forecasts prepared by our management that were based upon our performance through December 2015. The forecasts have been adjusted to reflect the acquisition of the Denver property, which acquisition is not expected to be complete until December, 2006. The forecasts included projections of total gross revenue approximately $45.2 million and $58.2 million for fiscal 2006 and 2007, respectively; total operating expenses of $12.4 million and $14.9 million for fiscal 2006 and 2007, respectively; and cash flow after debt service of $15.5 million and $17.8 million for fiscal 2006 and 2007, respectively.

The forecasts referred to above were not prepared with a view to public disclosure, and are included in this proxy statement only because this information was made available to Record Realty. The forecasts were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditor, nor any other independent accountants have compiled, examined or performed any procedures with respect to the forecasts. The forecasts were forward-looking statements and represented our management’s best estimates as of September, 2006 and do not reflect events after that date. While presented with numeric specificity, the forecasts reflect, and are based upon, numerous assumptions made by our management with respect to industry performance, interest rates, general business, economic, market and financial conditions, and other matters, including assumed effective tax rates consistent with historical levels for us, all of which are difficult to predict, many of which are beyond our control and none of which was subject to approval by Record Realty. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate. The inclusion of these forecasts should not be regarded as an indication that GPT or Record Realty, or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. Except to the extent required under applicable laws, we do not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the preparation of the projections. See “Cautionary Statement Concerning Forward-Looking Statements” on page 1.

Opinion of Our Financial Advisor

The Company’s Board of Directors retained Wachovia Securities to act as its exclusive financial advisor with respect to the exploration of strategic alternatives and to provide a fairness opinion in connection with the transactions contemplated by the resulting merger agreement. The Company’s Board of Directors selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors that, as of October 23, 2006, the merger consideration to be received by holders of shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion is subject to and based upon the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with such opinion.

The full text of Wachovia Securities’ written opinion, dated October 23, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. The opinion of Wachovia Securities is for the information and use of the Company’s

Board of Directors in connection with its consideration of the merger and relates only to the fairness, from a financial point of view, of the merger consideration to the Company’s stockholders. This opinion does not and shall not constitute a recommendation to any holder of shares of the Company’s common stock as to how such holder should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of the merger agreement;

•	Participated in the discussions and negotiations among representatives of the Company, Record Realty Trust and Record Realty (US) LLC and their respective financial and legal advisors that resulted in the merger agreement;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding the Company that was furnished to Wachovia Securities by, and that Wachovia Securities has discussed with, the management of the Company;

•	Reviewed the stock price and trading history of the Company’s common stock;

•	Considered certain business, financial and other information regarding the Company and compared that information to similar available information regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant;

•	Developed a discounted cash flow model for the Company based upon estimates and assumptions provided by, and discussed with, the management of the Company;

•	Calculated a net asset value of the Company based upon the projected net operating income provided by, and discussed with, the management of the Company and market capitalization rates derived from industry sources, which rates Wachovia Securities reviewed and confirmed with management of the Company; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In connection with its review, Wachovia Securities has assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information, and did not and does not assume any responsibility for, nor did it conduct, any independent verification of such information. Wachovia Securities relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading.

Wachovia Securities has been provided with prospective financial information of the Company. Wachovia Securities has discussed such prospective financial information, as well as the forecasts, estimates, judgments, and assumptions upon which such prospective financial information is based, with the management of the Company. Wachovia Securities has assumed that the forecasts, estimates, judgments, allocations and assumptions expressed by the management of the Company in such prospective financial information have been reasonably formulated and that they reflect the best currently available forecasts, estimates, judgments, allocations and assumptions of the management of the Company regarding such prospective financial information. Wachovia Securities assumes no responsibility for, and expresses no view as to the preparation or verification of any such prospective financial information or the forecasts, estimates, judgments, or assumptions upon which they are based. Wachovia Securities has not conducted any physical inspection or assessment of the facilities or assets of the Company. In addition, Wachovia Securities has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets or liabilities) of the Company or any of its subsidiaries and has not been furnished with any such evaluations or appraisals.

In rendering its opinion, Wachovia Securities has assumed that the merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that each party to the merger agreement and the agreements contemplated thereby will perform all the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto. Wachovia Securities also assumed that, in the course of the parties to the merger agreement obtaining any necessary legal, regulatory or third party consents and/or approvals, no restrictions will be imposed or delay will be suffered that will have a material adverse effect on the Company, or on the merger or on other actions contemplated by the merger agreement in any way meaningful to Wachovia Securities’ analysis. Wachovia Securities also has assumed that Record Realty Trust will be able to obtain any financing arrangements necessary to pay to all holders of the Company’s common stock (other than Excluded Shares (as that terms is defined in the merger agreement)) the merger consideration due to them. Wachovia Securities further assumed that the final merger agreement and the agreements contemplated thereby will not differ in any material respect from the drafts furnished to and reviewed by Wachovia Securities. The opinion is necessarily based upon economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date thereof. Although subsequent developments may affect the opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm the opinion. In addition, Wachovia Securities is expressing no view on the terms of the merger. The opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Directors or any committee thereof, nor should it be construed as a recommendation to any stockholder how they should vote.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to the Company’s Board of Directors in connection with the preparation of the fairness opinion by Wachovia Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia Securities considered the results of all of the analyses that it conducted as a whole, and did not attribute any particular weight to any particular analyses or factors considered by it. Accordingly, the analyses and factors listed in the tables and described below must be considered as a whole. To consider any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Wachovia Securities’ fairness opinion.

Historical Stock Trading Analysis.  Wachovia Securities reviewed publicly available historical trading prices and volumes for the Company’s common stock for the 12-month period ending October 20, 2006. Wachovia Securities compared the $10.75 in cash per common share (subject to a potential reduction by an amount not to exceed $0.05 per common share) to be received by holders of shares of the Company’s common stock pursuant to the merger agreement to (i) the unaffected share price (the closing price on May 22, 2006, the day the Company issued a press release announcing that it was exploring strategic alternatives), (ii) the average closing price of the Company’s common stock on October 20, 2006, and (iii) the average closing prices of the Company’s common stock during the 10-day, 30-day, 60-day, 90-day, and 180-day periods preceding the announcement of the merger. The $10.75 per share offer price represents a premium to the historical average prices of the Company’s common shares as follows:

	Closing Price	Premium

Unaffected Share Price	$8.29	29.7%
October 20, 2006	$9.41	14.2%
10-Day Average	$9.30	15.5%
30-Day Average	$9.11	18.0%
60-Day Average	$9.02	19.1%
90-Day Average	$9.02	19.2%
180-Day Average	$8.81	22.1%
Last 12-months:
Average	$8.85	21.5%
Median	$8.88	21.1%
High	$9.54	12.7%
Low	$8.12	32.4%

Comparable Companies Analysis.  Wachovia Securities compared the Company’s financial, operating and stock market data to the following publicly traded REITs that it believed were reasonably comparable to the Company:

American Financial Realty Trust
Capital Lease Funding, Inc.
National Retail Properties, Inc.
Lexington Corporate Properties Trust
Realty Income Corporation
Spirit Finance Corporation
Trustreet Properties, Inc.

Wachovia Securities calculated, among other things, the multiple of per share closing prices to estimated funds from operations (“FFO”) for 2007 for the comparable companies, based upon projected financial information from the Thompson Financial Company First Call (“First Call”) consensus estimates and closing share prices on October 20, 2006. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples of per share price to projected FFO for the comparable companies and applied this range to the estimates of the Company’s projected FFO for 2007 prepared by management and First Call’s consensus estimates of the Company’s projected FFO for 2007. This analysis produced an implied per share value range for shares of the Company’s common stock of $6.67 to $10.09. The range of implied share prices for the Company’s common stock is outlined below.

			Implied Common	Implied Common
			Share Price Based	Share Price Based
	2007 FFO		on 2007 First Call	on 2007 Management
	Multiple		Estimated FFO	Plan Estimated FFO

High	14.4	x	$10.11	$10.09
Mean	11.5	x	$8.08	$8.07
Median	11.5	x	$8.03	$8.02
Low	9.5	x	$6.68	$6.67

Wachovia Securities selected the companies reviewed in the comparable companies analyses based upon, among other factors, those companies’ specialization in the net lease and/or office REIT sector, asset quality, market capitalization, and capital structure. None of the companies utilized in the above analyses, however, is identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of the Company.

Selected Transactions Analysis.  Wachovia Securities reviewed selected transactions involving publicly traded net lease and/or office REITs since January 1, 2004, and reviewed publicly available information relating to FFO and premiums paid in connection with these transactions. The selected transactions were:

Acquirer	Target

Morgan Stanley Real Estate	Glenborough Realty Trust
LBA Realty LLC	Bedford Property Investors, Inc.
Brandywine Realty Trust	Prentiss Properties
DRA Advisors LLC	Capital Automotive REIT
The Lightstone Group	Prime Group Realty Trust
Transwestern Investment Company, Inc.	Great Lakes REIT

Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected transactions and applied this range to the estimates of the Company’s projected FFO for 2007 prepared by management and First Call’s consensus estimates of the Company’s FFO for 2007. This analysis produced an implied per share value range for shares of the Company’s common stock of $7.14 to $12.37, as shown in the chart below.

			Implied Common	Implied Common
	FFO Multiple of		Share Price Based	Share Price Based
	Selected		on 2007 First Call	on 2007 Management
	Transactions		Estimated FFO	Plan FFO

High:	17.7	x	$12.39	$12.37
Mean:	14.5	x	$10.13	$10.11
Median:	14.9	x	$10.40	$10.38
Low:	10.2	x	$7.15	$7.14

Premiums Paid Analysis.  Wachovia Securities analyzed the premium or discount paid by the acquirer in all of the transactions used in the selected transactions FFO analysis by comparing the average closing market price of the target Company’s common shares on the day prior to announcement of the transaction, and the 10-day, 30-day, 60-day and 90-day average closing prices prior to the announcement of the transaction to the transaction price as of the day of announcement.

Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premium paid in these transactions and applied this range to various prices. This analysis resulted in the following range of implied prices per share of the Company’s common stock:

	Implied Common Share Price
	Premium to	Premium to	Premium to	Premium to	Premium to
	Prior Day	10-Day	30-Day	60-Day	90-Day
	Price	Average	Average	Average	Average

High:	$10.37	$10.66	$10.68	$10.83	$11.04
Mean:	$10.05	$10.11	$9.98	$9.93	$10.08
Median:	$10.23	$10.23	$10.14	$10.06	$10.25
Low:	$9.15	$9.11	$8.94	$8.84	$8.81

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed in the various selected transaction analyses were specific to each transaction, and because of the inherent differences between the Company’s businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect the Company’s acquisition values and those of such acquired companies.

Dividend Discount Analysis.  Wachovia Securities performed a dividend discount analysis of shares of the Company’s common stock using the Company’s management’s FFO per share estimates through 2011 and the Company’s management’s projected dividends per share for the fourth quarter of 2006 through 2011. Wachovia Securities calculated the implied present values of projected cash dividends for the Company for the fourth quarter of 2006 through 2011 using discount rates ranging from 10.0% to 11.0%. Wachovia Securities then calculated implied terminal values in 2011, based upon multiples ranging from 11.0x to 13.0x 2012 FFO per share, which was derived by applying a 3.0% growth rate to projected annualized fourth quarter 2011 projected FFO per share. These implied terminal values were then discounted at discount rates 10.0% to 11.0% to arrive at implied present values. Wachovia Securities derived a range of implied per share prices for the Company’s common stock based on the sum of the respective implied present value of the Company’s projected cash dividends and the implied present value of the Company’s terminal value in 2011. Discount rates utilized in this analysis were derived from the capital asset pricing model and historic REIT equity returns and multiples were derived based upon the Company’s peers’ forward FFO multiples. This analysis produced an estimated per share value range of $8.27 to $9.79 for the Company’s common shares.

Discounted Cash Flow Analysis.  Wachovia Securities performed a discounted cash flow analysis of the Company, based upon the projected unleveraged cash flows provided by the Company’s management. Wachovia Securities calculated a range of equity values per share of the Company’s common stock, based upon the sum of the discounted net present values of the Company’s unleveraged free cash flows for the fourth quarter of 2006 through 2011, plus the discounted net present value of the Company’s terminal value. Applying a range of discount rates from 7.7% to 8.1%, Wachovia Securities calculated an estimated per share value range of $8.32 to $9.84 for the Company’s common shares.

Net Asset Value Analysis.  Using information provided by the Company’s management, Wachovia Securities calculated the net asset value per share of the Company’s common stock. For this analysis, Wachovia Securities applied a range of blended capitalization rates from 7.0% to 7.5% to management’s projected 12 month forward cash net operating income. The resulting gross real estate value was combined with the value of cash and other assets to arrive at a total asset value. Total liabilities and transaction related expenses were then subtracted from such total asset value to arrive at an estimated net asset value per share of the Company’s common stock. In applying the range of blended capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $8.97 to $10.91 for the Company’s common shares.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. No Company, transaction or business used in the analyses described above is identical to the Company or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of the Company’s common shares, as of October 23, 2006, and subject to and based upon the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its fairness opinion, dated October 23, 2006. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which the shares of the Company’s common stock might actually trade. The merger consideration to be received by the holders of the Company’s common shares pursuant to the merger agreement was determined through negotiations between the Company and Record Realty Trust and members of their respective senior management teams and their respective advisors, and was unanimously approved by the Company’s Board of Directors.

Wachovia Securities’ opinion was one of the many factors taken into consideration by the Company’s Board of Directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the Company’s Board of Directors with respect to the value of the Company’s common shares or of whether the Company’s Board of Directors would have been willing to agree to a different form of consideration. Wachovia Securities’ opinion does not address the merits of the underlying decision by the Company to enter into the merger agreement, including the relative merits of the merger compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Directors or any committee thereof.

Wachovia Securities, the trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm, and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with the Company, Record Realty Trust and Record Realty (US) LLC, as well as any of their principals or affiliates. Additionally, in the ordinary course of its business, Wachovia Securities may trade in securities of the Company and in securities of affiliates of Record Realty Trust and Record Realty (US) LLC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In November 2005, an affiliate of Wachovia Securities served as administrative agent on the Company’s $65 million revolving credit facility. In November 2006, Wachovia Securities closed the commercial mortgage backed securities financing for two of the Company’s properties totaling $55.7 million.

Pursuant to an engagement letter dated May 22, 2006, we have agreed to pay Wachovia Securities an advisory fee of approximately $4.3 million in connection with the consummation of the merger. In connection with Wachovia’s delivery of its fairness opinion, we paid $750,000, and this fee will be credited in full against the advisory fee paid in connection with the merger. In addition, we have agreed to reimburse Wachovia Securities for its expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses related to or arising out of Wachovia Securities’ engagement.

Structure of the Merger and Merger Consideration

Structure.   A copy of the merger agreement is attached to this proxy statement as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby GPT will merge with and into Record Realty (US), with Record Realty (US) as the surviving entity.

Merger Consideration.   The merger agreement provides that each share of our common stock shall be converted into the right to receive $10.75 in cash (subject to a potential reduction of an amount not to exceed $0.05 per share), without interest and less applicable withholding taxes.

Reductions to Merger Consideration.  GPT has entered into a definitive agreement to purchase property in Denver, CO. If (1) that definitive agreement is terminated prior to the completion of the merger or, (2) at the time the merger is consummated, GPT has not completed the acquisition of the Denver property and also fails to prove that there is no default under that definitive agreement, the merger consideration will be reduced by an amount not to exceed $0.05 per share of common stock.

At the time that the merger agreement was signed, the merger consideration was subject to an additional potential reduction of approximately $0.03 per share of common stock. We have since satisfied the condition giving rise to that potential reduction.

Our stockholders should not return their stock certificates or grants with the enclosed proxy, and stock certificates and grants should not be forwarded to us, Record Realty or any other party until you have received the letter of transmittal, which will be sent to you after we complete the merger.

Treasury Shares.   Upon consummation of the merger, any shares of our common stock that are held by us as treasury stock will be canceled and retired and no merger consideration will be given with respect to those shares.

Procedures for Submitting Certificates

Promptly after the completion of the merger, but in no event more than three business days after the merger, the exchange agent, selected by Record Realty, will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for surrendering certificates representing shares of our common stock or grants representing shares of restricted stock in exchange for the merger consideration. Upon surrender of a stock certificate of our common stock or grants of restricted stock for exchange and cancellation to the exchange agent in accordance with terms of the letter of transmittal and instructions provided, together with a duly executed letter of transmittal, the holder of such stock certificate or grant will be entitled to receive the merger consideration and the stock certificate for our common stock or grant of restricted stock so surrendered will be canceled.

After completion of the merger, no transfers of our common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Any stock certificates representing shares of our common stock or grants representing restricted stock that are presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration, without interest and less applicable withholding taxes.

Treatment of Restricted Stock

Each restricted share of our common stock that we issued pursuant to our equity compensation plan shall become fully vested and will be converted into, and shall be cancelled in exchange for, the right to receive the per share merger consideration, less any applicable withholding taxes.

The Deposit

The completion of the merger is not conditioned on Record Realty obtaining financing to pay the merger consideration. However, Record Realty (US) has placed $30 million into an escrow account as a deposit. The deposit shall be held by an escrow agent in accordance with the terms of an escrow agreement and shall either (i) be applied to the merger consideration if the merger is completed; (ii) be delivered to us if Record Realty breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement , which breach or failure to perform is reasonably unlikely to be able to cured by June 30, 2007; or (iii) be returned to Record Realty (US) if the merger is not completed for any other reason.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligations to consummate the merger under the merger agreement is subject to the following conditions:

•	the requisite holders of the shares of our common stock must have approved the merger;

•	all regulatory approvals or waivers required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, and all statutory waiting periods in respect thereof must have expired;

•	the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Act must have expired or CFIUS (or a related governmental authority) must have provided written notice to the effect that review (if any) of the proposed merger has been concluded and a determination has been made that there are no issues of national security sufficient to warrant investigation; and

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which is in effect and prohibits the consummation of the merger.

In addition to the other conditions set forth above, our obligation to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by us:

•	the representations and warranties of Record Realty and Record Realty (US) in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct does not have a material adverse effect (as defined on page 28) on Record Realty;

•	Record Realty and Record Realty (US) must have performed in all material respects all obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger; and

•	we must have received certificates signed on behalf of Record Realty and Record Realty (US) with respect to their compliance with the conditions to the obligations set forth in the two bulleted paragraphs above.

In addition to the foregoing conditions, the obligation of Record Realty to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Record Realty:

•	our representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct does not have a material adverse effect (as defined on page 28) on us;

•	our representations and warranties in the merger agreement relating to our capital stock, our authority to enter into the merger agreement and complete the merger, the voting requirements to approve the merger agreement, our arrangement with brokers and the Investment Company Act of 1940 shall be true and correct as of the date of the merger agreement and as of the effective time of the merger;

•	Record Realty must have received a certificate signed on behalf of GPT with respect to compliance with the conditions to our obligations set forth in the two bulleted paragraphs above;

•	Record Realty must have received statements of lease from the General Services Administration of the United States confirming that neither GPT nor any affiliate thereof is in default of its obligations as landlord with respect to at least 90% of the aggregate square footage leased by the United States;

•	Record Realty must have received consent to the proposed merger from each mortgagee of all of our properties encumbered by a mortgage, except for those mortgages that Record Realty will repay upon the completion of the proposed merger.

•	Record Realty must have received a tax opinion from Ballard Spahr Andrews & Ingersoll, LLP or such other counsel dated as of the date of the merger;

•	each employee of GPT or any subsidiary thereof must have waived any right to future grants of equity based compensation; and

•	we must have performed or complied in all material respects all obligations required to be performed or complied by us at or prior to the effective time of the merger;

Under the merger agreement, the term material adverse effect, means, with respect to us, a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of GPT and any of our subsidiaries, taken as a whole or (y) our ability to consummate the transactions contemplated by, or to perform our obligations under, the merger agreement prior to June 30, 2007; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a material adverse effect shall have occurred under clause (x) of this definition:

•	changes in the economy or financial markets, including prevailing interest rates, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects GPT or any of our subsidiaries as compared to other companies in the industry in which we and our subsidiaries operate;

•	changes that are proximately caused by factors generally affecting the industry in which we and our subsidiaries operate, except to the extent any of the same disproportionately affects us or any of our subsidiaries;

•	any loss of, or adverse change in, the relationship of GPT with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by the merger agreement;

•	changes in GAAP;

•	changes in applicable laws, except to the extent any of the same disproportionately affects us or any of our subsidiaries as compared to other companies in the industry in which we or any of our subsidiaries operate;

•	any failure by GPT to meet any estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a material adverse effect; and

•	a decline in the stock price of the our common stock on the NYSE; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a material adverse effect.

Regulatory Approvals

The merger cannot be completed until the period of time for any applicable review process by CFIUS under the Exon-Florio Act shall have expired or CFIUS (or a related governmental authority) has provided written notice to the effect that review (if any) of the proposed merger has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation.

Statements of Lease

Record Realty must have received statements of lease from the General Services Administration of the United States of America dated no more than 120 days prior to the closing date of the merger confirming that neither we, nor any of our subsidiaries, is in default of any of our obligations as landlord with respect to at least 90% of the aggregate square footage leased by the United States of America under leases with GPT and our subsidiaries.

Mortgagee Consents

Record Realty must also obtain consent to the merger from each mortgagee of any of our properties that is encumbered by a mortgage. In connection with the merger, Record Realty wishes to change the organizational structure of some of our subsidiaries. At the time Record Realty requests the mortgagees to consent to the merger, it will also request applicable mortgagees to consent to changes in organizational structure for some of our subsidiaries. Obtaining mortgagee consents to changes in organizational structure is not a condition that must be met in order to complete the merger. If Record Realty has not obtained consent to the merger from a mortgagee because of Record Realty’s efforts to obtain consent to a change in organizational structure, the requirement that the consent of such mortgagee to the merger be obtained shall be deemed waived. We have agreed to cooperate with Record Realty in its efforts to obtain the mortgagee consents.

Business Pending the Merger

The merger agreement contains certain covenants of GPT regarding the conduct of its business pending consummation of the merger. These covenants, which are contained in Article V of the merger agreement included as Appendix A hereto, are briefly described below.

Except for certain actions provided for in the merger agreement, until the merger is consummated or the merger agreement is terminated, we will use our commercially reasonable best efforts to carry on our business in the usual, regular and ordinary course consistent with past practice and will use our commercially reasonable efforts to preserve intact our business organization, the services of our officers and employees and our goodwill and relationships with tenants and others with whom we have business dealings. We will also comply in all material respects with all applicable laws, including the timely filing of reports, forms or other documents with the Securities and Exchange Commission required pursuant to the Securities Act and the Exchange Act;

Unless previously agreed to by Record Realty or otherwise expressly contemplated or permitted by the merger agreement, pending consummation of the merger, we may not, and will cause each of our subsidiaries not to take the following actions without the prior written consent of Record Realty:

•	split, combine or reclassify any of our stock or declare, set aside or pay any dividend or other distribution in respect of any of our stock except for (A) regular, cash dividends at a rate not in excess of $0.1125 per share of common stock, declared and paid quarterly, in accordance with past practice, (B) dividends or distributions, declared, set aside or paid by any of our subsidiaries to the Company or any of the Company’s subsidiaries, (C) quarterly distributions in cash or common stock pursuant to dividend equivalent rights associated with outstanding restricted shares of common stock, in accordance with past practices, (D) distributions contemplated by joint venture agreements binding any of our subsidiaries or joint ventures and (E) distributions required for us to maintain our status as a REIT; provided, however, that (1) the declaration and payment of any distribution contemplated by this clause (E) shall reduce the merger consideration dollar for dollar and (2) the determination of whether any such distribution is necessary shall be made by including the merger consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code;

•	authorize for issuance, issue or sell or agree to issue or sell any stock of any class or any other securities or equity equivalents, other than the issuance of common stock upon the vesting of the restricted stock outstanding on the date of the merger agreement or through dividend equivalent rights in accordance with their present terms, or repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the lapse of restrictions on restricted shares;

•	acquire, finance construction and improvements, make any loans, advances or capital contributions, sell, substitute, encumber, purchase or originate any assets or mortgages, transfer or dispose of any assets (whether by asset acquisition, stock acquisition or otherwise);

•	except in connection with pre-approved capital expenditures, incur any amount of indebtedness, assume, guarantee, indemnify or endorse or otherwise become liable for any indebtedness of a third party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except in an amount equal to $100,000 in the aggregate;

•	except pursuant to any mandatory payments under any credit facilities or other similar arrangements in existence on the date of the merger agreement, pay, discharge or satisfy any claims, liabilities or obligations, other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) reflected or reserved against in the most recent consolidated financial statements or (iii) of fees, costs and expenses incurred in connection with the preparation, execution and performance of the merger agreement and the transactions contemplated thereby;

•	except in the ordinary course of business consistent with past practice, (i) authorize, or enter into any commitment for, any new material capital expenditure relating to our properties; or (ii) authorize, or enter into any commitment for, any material expenditure relating to our properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the property in working order; or (iii) authorize, consent, approve or enter into, any material commitment, contract, lease or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by us or any of our subsidiaries, as the case may be, by notice of ninety (90) days or less;

•	change in any material respect any of the accounting principles or practices used by us or our subsidiaries (except as required by generally accepted accounting principles or change in law, or as reasonably recommended by our independent auditors, or pursuant to written instructions, comments or orders from the Securities Exchange Commission;

•	except as required by applicable laws or as otherwise expressly contemplated by the merger agreement, enter into, adopt, amend or terminate any employment benefit arrangement or policy;

•	except in the ordinary course of business, increase in any manner the compensation or fringe benefits of any officer or employee or pay to any officer or employee any benefit not required by any employment benefit arrangement or policy in effect on October 23, 2006, or hire any person as an employee of GPT or any subsidiary;

•	grant to any officer, director or employee the right to receive any new or increased severance, change of control or termination pay or termination benefits;

•	amend our charter or bylaws or the charter or bylaws or other organizational documents of any of our subsidiaries;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	settle or compromise any litigation other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000 in the aggregate;

•	amend any term of any of our outstanding securities or those of any of our subsidiaries;

•	other than in the ordinary course of business or as previously agreed to by Record Realty, modify or amend any material contract or waive, release or assign any material rights or claims under any such material contract other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost or liability for us;

•	permit any insurance policy issued to us or any of our subsidiaries naming GPT or any of the subsidiaries or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or our directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

•	change in any material respect any of its methods of reporting income and deductions for federal income tax purposes except as expressly required for changes in applicable laws or regulations or as recommended by our independent auditors or its tax counsel;

•	knowingly take, or fail to take, any action that may reasonably result in any of the conditions to the merger not being satisfied;

•	enter into, amend or modify any tax protection agreement, or take any action that would, or could reasonably be expected to, violate any tax protection agreement;

•	acquire (other than by way of foreclosure or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any security of any third party;

•	enter into any hedging transaction or purchase any derivative instrument;

•	enter into any securitization or similar transactions or create any special purpose funding or variable interest entity; or

•	enter into an agreement to take any of the foregoing actions.

No Solicitation

On the date we entered into the merger agreement, we agreed to (and to cause each of our subsidiaries to) cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any parties conducted prior thereto with respect to, or that would reasonably be expected to lead to, an inquiry, offer or proposal regarding a sale of the Company or any of our subsidiaries, or 5% or more of our or our subsidiaries’ assets, or certain other business combination transactions.

Except as otherwise permitted in the merger agreement, we will not, and will not authorize or permit any of our subsidiaries, or any of our or our subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to:

•	solicit, initiate, knowingly encourage or facilitate any inquiries with respect to an acquisition proposal, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; or

•	initiate, participate in or knowingly encourage any discussions or negotiations regarding an acquisition proposal; provided, however, that, at any time prior to the stockholder meeting, if we receive a bona fide acquisition proposal that was not solicited after the date of the merger agreement or that did not otherwise result from a breach of our obligations under the merger agreement, we may furnish, or cause to be furnished, non-public information with respect to GPT to the person who made such acquisition proposal and may participate in discussions and negotiations regarding such acquisition proposal if (A) our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to GPT and its stockholders under applicable laws, (B) prior to taking such action, we enter into a confidentiality agreement with respect to such acquisition proposal that contains provisions no less restrictive than the confidentiality agreement between GPT and Record Realty and (C) our board of directors determines in good faith, after consultation with its financial advisors, that such acquisition proposal is reasonably likely to lead to a superior proposal (as defined on page 32).

Prior to the special meeting, our board of directors may not

•	withdraw, qualify or modify in a manner material and adverse to Record Realty or Record Realty (US) the board’s approval or recommendation of the merger;

•	approve or recommend, or propose publicly to approve or recommend, an acquisition proposal to our stockholders; or

•	authorize, permit or cause GPT to enter into any definitive agreement with respect to an acquisition proposal, unless, in each such case, a superior proposal has been made and our board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to GPT and our stockholders under applicable law.

The term “acquisition proposal” is defined in the merger agreement as any inquiry, offer or proposal regarding:

•	any merger, consolidation or similar business combination transaction involving GPT or any of our subsidiaries;

•	any sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of GPT or any of our subsidiaries representing 5% or more of the consolidated assets of GPT and each of our subsidiaries;

•	any issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding securities of GPT;

•	any tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding common stock;

•	any recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to GPT; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions.

The term “superior proposal” is defined as an acquisition proposal which our board of directors determines in good faith, after consultation with its financial advisors, will be more favorable to holders of our common stock than the merger with Record Realty (US) (taking into account all of the terms and conditions of such acquisition proposal, including the financial terms, any conditions to consummation and the likelihood of such acquisition proposal being consummated).

Covenant to Hold a Stockholder Meeting and to Recommend the Merger Agreement

Pursuant to the merger agreement, we are required to call a special meeting of our stockholders to consider and vote upon approval and adoption of the merger agreement. Also, our board of directors is required at all times prior to and during the meeting of stockholders at which the merger agreement is to be considered to recommend that our stockholders approve the merger and merger agreement and to take all reasonable action to solicit such approval of our stockholders. Notwithstanding the foregoing, nothing in the merger agreement prevents our board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to GPT and our stockholders under applicable law.

Reasonable Best Efforts Covenant

GPT, Record Realty and Record Realty (US) have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate or and make effective as promptly as practicable merger.

Certain Other Covenants

The merger agreement contains additional covenants of each of the parties, including covenants relating to:

•	the filing of this proxy statement by us to solicit our stockholders to consider and vote on the proposal to approve and adopt the merger agreement;

•	the filing of regulatory filings necessary to consummate the merger and related transactions;

•	cooperation between us and Record Realty regarding press releases and other public statements with respect to the merger;

•	providing Record Realty with access to our books, records, properties and personnel;

•	ensuring compliance with confidentiality or standstill agreements to which we or our subsidiaries are a party.

Representations and Warranties of the Parties

Pursuant to the merger agreement, our company, Record Realty and Record Realty (US) made certain customary representations and warranties relating to our respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article III and IV of the merger agreement included as Appendix A hereto.

The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other parties to the merger agreement. The assertions embodied in our representations and warranties have been qualified by information in a confidential disclosure schedule that we provided Record Realty in connection with the signing of the merger agreement. While neither Record Realty nor we believe that the confidential disclosure schedule contains material information that is required to be disclosed publicly other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to our representations and warranties contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. In addition, such representations and warranties (i) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except for liabilities or damages arising out of any fraud or willful breach, (ii) are subject in certain respects to the materiality standards contained in the merger agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement, may have changed since the date of the merger agreement and will not reflect any such subsequent changes in facts. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “Conditions to the Merger” beginning on page 26.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Maryland Department of Assessments and Taxation, unless a different date and time is specified as the effective time in such documents. The articles of merger will be filed (i) five business days following satisfaction or waiver of all conditions to the merger set forth in the merger agreement, other than those conditions that must be satisfied or waived at the consummation of the merger, or (ii) on such other date as the parties may mutually agree upon in writing. In no event however, may the effective time occur prior to January 8, 2007.

Amendment of the Merger Agreement

The merger agreement may be amended or modified at any time by written agreement of the parties whether before or after the approval of our stockholders, except that after this special meeting, no amendment which by law requires further approval by our stockholders may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated by:

•	mutual written consent of the parties;

•	GPT if Record Realty or Record Realty (US) breaches or fails to perform in any material respect any of their representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform is reasonably likely to be incapable of being cured by June 30, 2007;

•	Record Realty or Record Realty (US) if GPT breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform is reasonably likely to be incapable of being cured by June 30, 2007;

•	any party if the merger is not consummated by June 30, 2007, except such right to terminate the merger agreement shall not be available to either party if such party’s failure to comply with any provision of this agreement in a material respect has been the proximate cause of, or resulted in, the failure of the merger to occur on or before June 30, 2007;

•	any party if any governmental entity of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action (and the parties to the merger agreement shall have used their commercially reasonable efforts to lift such order, decree, judgment, injunction or other action), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating the merger agreement must have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or

•	any party if our stockholders do not approve the merger at the special meeting;

•	Record Realty or Record Realty (US) if our board of directors has failed to recommend that our stockholders approve the merger or has withdrawn, modified or changed such recommendation or recommended that our stockholders approve a different proposal;

•	GPT upon entering into a definitive agreement to effect a superior proposal (as defined on page 32) and the payment of $6.5 million to Record Realty, and

•	Record Realty or Record Realty (US), if (i) FEPA LLC provides a letter stating that GPT is in breach or in default of its obligations under the purchase and sale agreement between FEPA LLC and GPT dated April 13, 2006 relating to the purchase of real property in Denver, Colorado and that such agreement is likely to be terminated because of such breach or (ii) GPT fails to produce certain certificates or opinions indicating that the purchase of such real property is reasonably likely to be completed.

Effect of Termination

In the event the merger agreement is terminated as described above, neither we nor Record Realty will have any liability thereunder, except as set forth under “Termination Fees” below or in respect of specified covenants that survive termination. However, termination of the merger agreement will not relieve either us or Record Realty of any liability for fraud or willful breach of the representations, warranties, covenants or other agreements contained in the merger agreement.

Termination Fees

The merger agreement provides that we must pay Record Realty a $6.5 million termination fee under the circumstances and in the manner described below:

•	if GPT terminates the merger agreement upon entering into a definitive agreement to effect a superior proposal, GPT must pay the termination fee concurrently with the effective date of such termination;

•	if Record Realty or Record Realty (US) terminates the merger agreement because (i) we breached or failed to perform in any material respect a representation, warranty or covenant contained in the merger agreement (which failure is reasonably likely to be incapable of being cured prior to June 30, 2007); (ii) if our board of directors (A) fails to include a recommendation that the stockholders approve the merger and the merger agreement, (B) makes a change in its recommendation that our stockholder approve the merger, (C) recommends that the stockholders accept or approve an acquisition proposal (as defined on page 32), or (D) authorizes, permits or causes the Company to enter into any definitive agreement with respect to an acquisition proposal; or (iii) Record Realty or Record Realty (US) produces a letter from FEPA LLC to the effect that GPT or any of our subsidiaries is on breach or in default of its obligations under are in breach of the purchase and sale agreement between FEPA LLC and GPT dated April 13, 2006, so that it is reasonably likely that that agreement is likely to be terminated because of such breach or GPT fails to produce certain certificates or opinions indicating that the purchase of such real property is reasonably likely to be completed, GPT must pay the termination fee within three business days of the date of termination;

•	if any party terminates the merger agreement because either we failed to obtain stockholder approval or because the merger failed to occur on or before June 30, 2007 and another person announces or otherwise communicates an intention to make an acquisition proposal before the taking of the vote to approve the merger at the special meeting and, within nine months following the termination of the merger agreement, GPT enters into an agreement with such person with respect to an acquisition proposal, then GPT must pay the termination fee within three business days of entering into such an agreement.

The $6.5 million termination fee, to the extent payable by GPT pursuant to the merger agreement, shall be paid by wire transfer of immediately available funds to an account designated by Record Realty.

If the merger agreement is terminated by us because Record Realty or Record Realty (US) breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement which breach or failure is reasonably likely to be incapable of being cured by June 30, 2007, Record Realty must instruct the escrow agent to deliver the $30 million deposit to GPT. This amount shall be counted towards, and reduce, any amounts for which Record Realty or Record Realty (US) shall otherwise be liable to GPT arising from the merger agreement.

Other Fees and Expenses

Whether or not the merger is completed, all fees incurred in connection with the merger shall be paid by the party incurring the expense. Certain costs, including filing fees and expenses related to this proxy statement, CFIUS and other regulatory filing fees and expenses incurring in connection with obtaining lender approval for the merger (the shared costs), will be shared between GPT and Record Realty in the following manner:

•	if either party terminates the merger agreement because the other party breached or failed to perform in any material respect any of its a representations, warranties or covenants, the breaching party must refund 100% of the non-breaching party’s out-of-pocket shared costs; or

•	if GPT and Record Realty terminate the merger agreement by mutual written consent or if the merger agreement is terminated because GPT’s stockholders do not approve the merger, the merger cannot be consummated due to a governmental order, decree, judgment or injunction or if the merger has not occurred on or before June 30, 2007 (due to reasons other than a breach by any party), then GPT and Record Realty shall reimburse each other such that 50% of the shared costs are borne by GPT and 50% are borne by Record Realty.

If the merger agreement is terminated because GPT’s stockholders have not approved the merger, GPT must pay to Record Realty all documented out-of-pocket fees and expenses incurred by Record Realty or Record Realty (US) in connection with the merger, provided however, that such fees and expenses shall not exceed $2 million.

Interests of Our Directors and Executive Officers in the Merger

General.   Some of the members of our management, one of whom is also one of our directors, have interests in the merger that are in addition to, or different from, the interests of our stockholders generally, which are described below. Our board of directors was aware of these interests and considered them, among other matters, before approving the merger agreement and the transactions contemplated by the merger agreement. See “The Merger — Background of the Merger” beginning on page 14.

Existing Employment Agreements.   We have entered into employment agreements with Thomas D. Peschio, our President and Chief Executive Officer, and Nancy D. Olson, our Chief Financial Officer. Thomas D. Peschio’s employment agreement has a five year term and commenced on September 30, 2003. Nancy Olson’s employment agreement has a three year initial term and commenced on February 24, 2004. Ms. Olson’s employment agreement will automatically renew for an additional one-year period, unless either Ms. Olson or GPT provides written notice to the other party at least 30 days prior to the expiration of the initial term of such party’s intent not to renew. At the end of the initial term of each agreement, the agreement will automatically extend for additional one-year periods unless GPT or the officer elects not to extend the employment. Set forth below is a summary of the benefits that each officer receives under his or her employment agreement, including if his or her employment was terminated following the merger:

•	Thomas D. Peschio.

•	Employment Terms. Mr. Peschio’s employment agreement provides that he receives an annual base salary of $350,000 with minimum annual increases based upon the Consumer Price Index (his base salary in 2005 was $362,950). Mr. Peschio is entitled to receive annual bonuses of 40%, 60% or 80% of his annual base salary, subject to the achievement of specified target thresholds and maximum financial performance goals to be established yearly by our compensation committee and Mr. Peschio. His employment agreement also provides that the Company will (i) provide Mr. Peschio a monthly car allowance of $1,200 per month (or lease a car of his selection for his exclusive use), plus related operating expenses, taxes, insurance and fees (reconciled at the end of each fiscal year) and (ii) purchase a whole life insurance policy with a death benefit of $500,000 with Mr. Peschio as the owner of such policy (with a tax gross-up for any income realized by Mr. Peschio as a result of the Company’s payment of premiums for such policy).

•	Severance. If Mr. Peschio’s employment is terminated due to death or “total disability,” without “cause” or if Mr. Peschio terminates his employment for “good reason” (each as defined in his employment agreement), Mr. Peschio shall receive (a) his base salary, any accrued vacation pay, unreimbursed business expenses and all other items earned but not yet paid through the effective date of the termination; (b) all the amounts due under the employment agreement, including base salary and bonuses equal to the prior year’s bonus, but not less than $150,00 per year for three years; and (c) any unvested portion of any stock grant shall vest in full (together, the total payment). In the event that any amount of the termination benefits paid to Mr. Peschio are subject, in whole or in part, to an excise tax imposed under Section 4999 of the Internal Revenue Code, the net amount retained by Mr. Peschio after deduction of the excise tax and any federal, state or local tax on the gross-up payment will be equal to the total payment. Mr. Peschio may terminate his employment agreement for “good reason” upon a “change in control” of GPT. The transactions contemplated by the merger agreement constitute a “change in control” of GPT under Mr. Peschio’s employment agreement.

In the new employment agreement between Mr. Peschio and Record Realty (US), described below, Record Realty (US) acknowledges that it accepts the assignment of Mr. Peschio’s current employment agreement. In satisfaction of Record Realty (US)’s obligations to pay severance benefits to Mr. Peschio upon the completion of the merger, Record Realty (US) will make one lump-sum payment to Mr. Peschio in the amount of $1,577,286.42.

•	Nancy D. Olson.

•	Employment Terms. Ms. Olson’s employment agreement provides that she receives an annual base salary of $130,000 with minimum increases based on Consumer Price Index (her annual base salary in 2005 was $134,810). Ms. Olson is also eligible to receive annual bonuses as approved by GPT’s compensation committee and the board of directors.

•	Severance. If Ms. Olson is terminated other than for “cause,” death, “disability” or retirement or if Ms. Olson terminates her employment for “good reason” (each as defined in her employment agreement), Ms. Olson shall be eligible to receive severance benefits in accordance with GPT’s practices then in effect, which shall not be less than the remaining base salary to be paid under the term of the employment agreement, and all unvested grants of GPT stock shall become fully vested. Assuming that Ms. Olson’s employment agreement is renewed and that Ms. Olson ceases to be employed as of February 25, 2007, the day after the initial term of the employment agreement expires, and further assuming that the merger has been completed, Ms. Olson will be entitled to receive not less than $139,569 as severance. Upon the completion of the merger, Ms. Olson shall receive a change in control cash bonus of $100,000. As defined in Ms. Olson’s employment agreement, “good reason” includes (i) a material reduction of her duties or responsibilities or a change in reporting requirements, (ii) an involuntary reduction in her base salary, or (iii) her relocation outside of the Omaha, Nebraska area.

Other Payments.   Upon the consummation of the merger, Stephen Sharpe, Director of Capital Markets, will receive an incentive bonus in the approximate amount of $600,000 pursuant to an agreement with the Company.

New Employment Agreement.   Mr. Peschio has entered into an employment agreement with Record Realty (US) which shall become effective on the date that the merger is complete. This employment agreement provides that Mr. Peschio will be employed as the President and Chief Executive Officer. This agreement has an initial term of two years and shall automatically renew thereafter for additional one-year terms unless either party terminates the agreement. Mr. Peschio will receive the following benefits as compensation: (1) an annual base salary of not less than $375,762.14, which shall be adjusted for increases in CPI each January 1; (ii) an annual cash incentive bonus based on pre-determined performance standards which shall not exceed 80% of Mr. Peschio’s base salary; (iii) twenty business days of vacation per calendar year; (iv) sick and personal days on an as-needed basis; (v) the ability to participate in all employee benefit arrangements; (vi) a monthly car allowance of $1,468.00 plus all related fuel, operating expenses, repair and maintenance, taxes, insurance and other fees; (vii) reimbursement for tax preparation and financial services in an amount not to exceed $7,500 in the aggregate; (viii) directors and officers insurance coverage; (ix) disability insurance; (x) life insurance; and (xi) reimbursement for reasonable expenses. In addition, Mr. Peschio may perform his duties from a remote location for up to thirty business days per calendar year.

If Mr. Peschio’s employment agreement is terminated due to death, disability, by Record Realty (US) without “cause” or by Mr. Peschio for “good reason” (each as defined in the employment agreement), Record Realty (US) shall pay Mr. Peschio his full base salary and any accrued vacation pay, unreimbursed business expenses and any other amount earned and owed through the effective time of the termination. In addition, Record Realty (US) will have to pay an amount equal to two times Mr. Peschio’s base salary, plus an additional amount of $300,000 or two times the prior year’s bonus (whichever is greater). If Record Realty (US) terminates Mr. Peschio on the day after the merger is completed, Record Realty (US) will have to pay Mr. Peschio $1,051,524.20, excluding any potential gross-up payment as defined below, as severance. For twelve months following the termination date, Mr. Peschio will also receive medical, group term life and disability insurance, life insurance (including benefits pursuant to the Executive Life Insurance Program, as defined in the employment agreement) and, if applicable, Medicare supplemental coverage.

In the event that any of the payments or benefits that Mr. Peschio will receive upon termination are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, then Record Realty (US) will pay Mr. Peschio an additional amount such that the net amount retained by Mr. Peschio after deduction of the excise tax and any federal, state or local tax on the additional payment will be equal to the payments described above.

Equity Compensation Awards.   Prior to the effective time of the merger, all of our employees and the employees of our subsidiaries, including executive officers, must waive any right to future grants of equity based compensation under existing employment agreements or any of GPT’s employment benefit plans.

Acceleration of Payments to Directors.   Upon the completion of the merger, our board of directors will receive any unpaid portion of their annual compensation (including compensation for serving as a committee chair) and fees for all board and committee meetings that occurred or were scheduled to occur between July 1, 2006 and June 30, 2007, assuming a calendar in accordance with the board’s past practices of four meetings per year of the board. In addition, any unvested portion the annual grant of restricted shares to the directors will vest in full immediately prior to the completion of the merger.

Each director is paid a director’s fee of $25,000 per year. Directors also receive a fee of $1,000 for each board meeting attended. We pay directors a fee of $10,000 per year for service as a chairman of our board, $7,500 per year for service as chairman of the audit committee, $6,000 per year for services as chairman of the compensation committee and $5,000 per year for service as a chairman for any other committee. Each director is also paid a fee of $1,250 per committee meeting attended, except when the committee meeting is on the same day as the board meeting. A portion of these fees are paid quarterly in arrears.

At or prior to the completion of the merger, we will deliver the written resignation of each of our directors and officers, if such resignations are requested by Record Realty.

Accelerated Vesting of Restricted Stock.   Immediately prior to the completion of the merger, all unvested restricted stock shall vest in full and shall be treated as common stock for the purposes of receiving the merger consideration (less any applicable withholding taxes). The table below sets forth, as of November 15, 2006, for any person who has been a director or officer of GPT at any time since January 1, 2006, the number of unvested restricted shares and the value of such restricted shares determined by multiplying the number of shares by the merger consideration:

Executive Officers and Directors

Name	Shares	Value

Robert Ames	2,334	$25,090.50
Jerry Bringard	6,500	$69,875.00
Philip Cottone	2,334	$25,090.50
Nancy Olson	7,705	$82,828.75
Robert Peck	2,334	$25,090.50
Thomas Peschio	74,198	$797,628.50
Richard Schwachter	5,250	$56,437.50

Indemnification and Insurance.   Record Realty and Record Realty (US) have agreed that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees, trustees, fiduciaries or agents of GPT or any of its subsidiaries provided for in the charter or bylaws (or other applicable organizational documents) of GPT or its subsidiaries, in effect as of October 23, 2006, shall survive the merger and continue in full force and effect for a period of six years from the closing date of the merger with respect to any matters arising before the closing of the merger and, at the closing date of the merger, shall become the obligation of Record Realty (US). However, all rights to indemnification with respect to any claims asserted or made within such period shall continue until the final disposition of such claim. From and after the closing date of the merger, Record Realty (US) must also indemnify and hold harmless the present and former officers and directors of GPT with respect to acts or omissions occurring prior to the closing date of the merger to the extent provided for in any written indemnification agreements between GPT and its subsidiaries and its officers and directors.

Prior to the closing date of the merger, we shall purchase a non-cancelable extended reporting period endorsement under our existing directors’ and officers’ liability insurance coverage for our directors and officers in the same form as presently maintained by us, with the same or comparably rated insurers as our current insurer, which shall provide such directors and officers with coverage in respect of any matter arising prior to the consummation of the merger for six years following the closing date of the merger of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by us. Record Realty shall, and shall cause Record Realty (US) to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

Certain Employee Matters

Upon the completion of the merger, by operation of law, each or our employees and the employees of our subsidiaries will become employees of Record Realty (US). For a period of one year following the effective time of the merger, Record Realty shall cause Record Realty (US) or its affiliates to provide compensation and employee benefits to our employees for so long as they are employed on terms that are substantially comparable or more favorable in the aggregate to the compensation and benefits we provided immediately prior to the merger. In addition, Record Realty will cause Record Realty (US) or its affiliates to honor fully all of our employment agreements, severance agreements and retention bonus agreements with Thomas Peschio, Nancy Olson and Stephen Sharpe.

When employees of GPT or any of our subsidiaries become eligible to participate in a medical, dental or health plan of Record Realty or its subsidiaries, Record Realty will cause such plan to:

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements that would otherwise apply to the applicable medical, health or dental plan; and

•	provide each employee with credit for any co-payments and deductibles paid during the portion of the calendar year prior to such participation.

Prior to entering into the merger agreement, GPT adopted a severance policy which provides that in the event of an involuntary termination of an employee without cause following a change of control, such as the merger, the employee will receive a severance benefit equal to two months of salary for every year of employment with a minimum of three months paid and a maximum of eight months paid.

Material Federal Income Tax Consequences of the Merger

The following is a general summary of the material federal income tax considerations that you should take into account in determining whether to vote for or against the merger. This summary is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, which we refer to in this proxy statement as the “IRS,” concerning the tax treatment of the merger. We can provide no assurance that the tax consequences contained in this summary that are not binding on the IRS or any court may not be challenged by the IRS or if challenged whether the IRS challenge would be sustained by a court. The discussion below does not address all federal income tax considerations, or any state, local or foreign tax consequences of the mergers. Your tax treatment may vary depending upon your particular situation. This discussion assumes that our common shares are held as a capital asset and does not address various tax rules that may apply if you are a stockholder subject to special treatment under the Internal Revenue Code, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	cooperatives;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common shares as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale transaction;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common shares through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity for federal income tax purposes (and persons holding their common shares through a partnership or other pass-through entity);

•	holders that hold more than 5% or more of our common shares; and

•	non-U.S. stockholders, as defined below (except to the extent discussed below).

If any entity that is treated as a partnership for federal income tax purposes holds our common shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity holds our common shares, you should consult your tax advisor.

For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of our common shares that is for federal income tax purposes one of the following: a U.S. citizen or resident alien individual as defined in the Internal Revenue Code, a domestic corporation or entity that has elected to be treated as a domestic corporation for federal income tax purposes or an estate or trust the income of which is includable in its gross income for federal income tax purposes without regard to its source.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of our common shares that is an individual or other entity that is not a U.S. stockholder as described above.

THIS FEDERAL INCOME TAX DISCUSSION IS “FOR” GENERAL INFORMATION PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

Consequences to Us of the Merger.  For federal income tax purposes, we will treat the merger as if we had sold all of our assets to Record Realty (US) in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our common stock. Since as a REIT we are entitled to receive a deduction for liquidating distributions and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the merger, we anticipate that we will not be subject to federal income tax on any gain recognized in connection with the merger.

Consequences to You of the Merger — U.S. Stockholders.  The merger will be treated as a taxable sale by you of your shares of our common stock in exchange for the merger consideration. As a result, if you are a U.S. stockholder, you will recognize capital gain or loss with respect to your shares, measured by the difference between your adjusted tax basis in the shares exchanged and the amount of cash received for those shares. Your gain or loss generally will constitute long-term capital gain or loss if you held your shares for more than one year as of the effective time of the merger. However, if you have held some or all our shares for six months or less at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Internal Revenue Code, and you recognize a loss with respect to those shares, you will be treated as recognizing long-term capital loss to the extent of any capital gain distributions attributable to those shares.

If you are an individual holder, you will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15%. Corporate holders generally will be subject to tax at the regular rates applicable to corporations. The deductibility of a capital loss recognized as a result of the merger is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate stockholders, to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

If you hold blocks of shares which were acquired separately at different times and/or prices, you must separately calculate your gain or loss for each block of shares. Stockholders are urged to consult with their own tax advisors with respect to their potential capital gain tax liability.

Consequences to You of the Merger — Non-U.S. Stockholders.  If you are a non U.S. stockholder, generally you will be required to compute the amount of your recognized capital gain or loss with respect to your shares of our common stock calculated in the same manner as U.S. stockholders. However, the manner in which your capital gain or loss will be taxed will depend on the treatment of the merger for purposes of the Foreign Investment in Real Property Tax Act of 1980, which we refer to in this proxy statement as FIRPTA. In particular, the consequences to you will depend on whether your receipt of the merger consideration will be taxed under the provisions of FIRPTA governing sales of REIT shares, consistent with the treatment of the merger as a sale of shares for purposes of determining the tax consequences to U.S. stockholders, or whether their receipt of the merger consideration will be taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. As the following discussion indicates, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. stockholders. Accordingly we urge you to consult with your tax advisors regarding the proper treatment of the merger under FIRPTA. A non-U.S. stockholder is urged to consider selling its shares prior to the merger in order to be subject to the generally more favorable provisions that govern the tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs.

Merger Treated As A Taxable Sale of Shares.  Subject to the discussions of backup withholding, if the merger is treated as a taxable sale of shares, then you should not be subject to federal income taxation on any gain or loss from the merger unless (a) the gain is effectively connected with a trade or business that you conduct in the United States or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States, (b) you are an individual who has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied or (c) your shares constitute a “U.S. real property interest” under FIRPTA.

(a) Effectively Connected Gain.  If your gain is effectively connected with a U.S. trade or business, then you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders. In addition, if you are a non-U.S. corporation, you will be subject to the 30% branch profits tax.

(b) 183-Day Rule.  If you are an individual non-U.S. stockholder and have been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a flat 30% tax on the gross amount of your capital gains, which may be offset by U.S. source capital losses. In addition, non-U.S. stockholders may be subject to applicable alternative minimum taxes.

(c) U.S. Real Property Interest.  If your shares constitute a “U.S. real property interest” under FIRPTA, you will be subject to federal income tax on your gain on a net basis in the same manner as U.S. stockholders. In addition, if you are a non-U.S. corporation, you may be subject to the 30% branch profits tax. Your shares generally will constitute a “U.S. real property interest” if (a) we are not a “domestically-controlled qualified investment entity” at the effective time of the merger, and (b) you hold more than 5% of the total fair market value of our shares at any time during the shorter of (x) the five-year period ending with the effective date of the merger and (y) your holding period for your shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically-controlled qualified investment entity” at the effective time of the merger if non-U.S. stockholders held directly or indirectly less than 50% of the value of our common stock at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of shares of our common stock has been or will be sufficient for us to qualify as a domestically-controlled qualified investment entity at the effective time of the merger.

In addition, our common shares will not constitute a U.S. real property interest if (1) as of the effective date of the merger, we did not hold any U.S. real property interests and (2) all of the U.S. real property interests held by us during the five-year holding period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Merger Treatment As A Distribution of Gain.  The tax treatment described above assumes that the receipt of the merger consideration will be treated as a sale or exchange of your shares of our common stock under FIRPTA, which is consistent with the general treatment of the merger for other federal income tax purposes. It is possible, however, that the IRS may assert that the merger consideration you receive should be treated as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger, and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception (the “5% Exception,” discussed below) applies. If the distribution were taxed under FIRPTA, gain recognized by you generally would be subject to federal income tax on a net basis to the extent attributable to gain from the sale of our U.S. real estate assets and, if you are a corporation, you could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to you if (a) the distribution is attributable to a class of our common stock that is regularly traded on an established securities market located in the United States and (b) you do not own more than 5% of such class of our common stock (after the application of certain constructive ownership rules) at any time during the one-year period ending on the distribution date. If the 5% Exception were to apply to you, the FIRPTA tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from us, in which case the merger consideration you receive would be subject to federal income tax at a 30% rate or lower treaty rate.

Income Tax Treaties.  If you are eligible for treaty benefits under an income tax treaty with the United States, you may be able to reduce or eliminate certain of the federal income tax consequences discussed above, such as the branch profits tax. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA.  As described above, it is unclear whether the receipt of the merger consideration will be treated as a sale or exchange of our common shares or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. To avoid potential liability to the IRS, we intend to treat the merger consideration as a distribution from us. Accordingly, we intend to withhold federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to the gain from the sale of U.S. real property interests unless you qualify for the 5%

Exception, in which case we intend to withhold federal income tax at a 30% rate unless reduced by an applicable income tax treaty and you provide us with an applicable Form W-8. A non-U.S. stockholder is urged to consider selling its shares prior to the merger in order to be subject to the generally more favorable provisions that govern the tax consequences of a sale of REIT shares rather than the generally less favorable provisions that apply to distributions by REITs.

If the receipt of the merger consideration is properly treated as a sale or exchange of our common shares, you may be entitled to a refund or credit against your U.S. tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding.  Under certain circumstances you may be subject to information reporting and backup withholding at a rate of 28% with respect to your merger consideration. Backup withholding generally will not apply if you are a corporation or other exempt entity, or you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS Form W-9 if you are a U.S. stockholder, or on the applicable Form W-8 if you are a non-U.S. stockholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your federal income tax liability. You should consult your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

No Dissenters’ Rights

Under the Maryland General Corporation Law, holders of record of our common stock are not entitled to dissent from the merger and obtain the fair value of their shares.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will cease trading on the New York Stock Exchange and will be deregistered under the Exchange Act.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently reported on the New York Stock Exchange composite tape under the symbol “GPT.” As of          , 2007, there were           shares of our common stock outstanding, which were held by approximately           holders of record and approximately           beneficial owners. The number of holders of record do not reflect the number of individuals or institutional investors holding stock in nominee name through brokerage firms and others.

The following table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the New York Stock Exchange composite tape. The following table also sets forth the dividends declared per share of our common stock for the periods indicated.

			Dividends
	Market Price		Declared
Calendar Period	High	Low	per Share

2006
Quarter ended December 31 (through November 15)	$10.66	$8.79
Quarter ended September 30	9.56	8.48	.1125	(1)
Quarter ended June 30	9.54	7.98	.1125	(2)
Quarter ended March 31	9.64	8.11	.1500	(3)
2005
Quarter ended December 31	$10.14	$8.44	.1500	(4)
Quarter ended September 30	10.50	9.00	.1500	(5)
Quarter ended June 30	10.20	9.10	.1500	(6)
Quarter ended March 31	10.59	9.22	.1500	(7)
2004
Quarter ended December 31	$10.79	$9.35	.1500	(8)

(1)	Our dividend for the quarter ended September 30, 2006 was declared in September 2006 and paid in October 2006.

(2)	Our dividend for the quarter ended June 30, 2006 was declared in May 2006 and paid in July 2006.

(3)	Our dividend for the quarter ended March 31, 2006 was declared in March 2006 and paid in April 2006.

(4)	Our dividend for the quarter ended December 31, 2005 was declared in December 2005 and paid in January 2006.

(5)	Our dividend for the quarter ended September 30, 2005 was declared in September 2005 and paid in October 2005.

(6)	Our dividend for the quarter ended June 30, 2005 was declared in June 2005 and paid in July 2005.

(7)	Our dividend for the quarter ended March 31, 2005 was declared in March 2005 and paid in April 2005.

(8)	Our dividend for the quarter ended December 31, 2004 was declared in December 2004 and paid in January 2005.

On October 23, 2006, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of our common stock was $9.17. On          , 2007, the last practicable trading day prior to the date of this proxy statement, the closing price per share of our common stock was $     .

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 20, 2006, with respect to the beneficial ownership of common stock owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) our directors, (iii) each of our named executive officers, and (iv) all directors and executive officers of our company as a group.

	Amount of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned	of Class

Hotchkis and Wiley Capital Management, LLC(1)	1,956,860	9.42%
Heartland Advisors, Inc.(2)	1,863,500	8.97%
Wells Fargo & Company(3)	1,553,607	7.48%
Cadmus Capital Management LLC(4)	1,281,674	6.20%
Royce & Associates(5)	1,192,000	5.74%
Robert M. Ames	14,500	*
Jerry D. Bringard	26,200	*
Philip S. Cottone	10,750	*
Robert A. Peck	12,000	*
Thomas D. Peschio	131,448	*
Richard H. Schwachter	18,250	*
Nancy D. Olson	36,369	*
All directors and executive officers as a group (7 persons)	249,517	1.20%

*	Less than 1.0 percent.

(1)	Based on information provided by Hotchkis and Wiley Capital Management, LLC in its Form 13F filed on November 14, 2006. Hotchkis and Wiley Capital Management, LLC’s address is 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017.

(2)	Based on information provided by Heartland Advisors, Inc. in its Form 13F filed on November 14, 2006. Heartland Advisors, Inc.’s address is 789 North Water Street, Milwaukee, Wisconsin 53202.

(3)	Based on information provided by Wells Fargo & Company in its Form 13F filed on November 3, 2006. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94163.

(4)	Based on information provided by Cadmus Capital Management LLC in its Schedule 13D/A filed on November 20, 2006. Cadmus Capital Management LLC’s address is 150 East 52nd Street, 27th Floor New York, NY 10022.

(5)	Based on information provided by Royce & Associates in its Form 13F filed on November 3, 2006. Royce & Associates’ address is 1414 Avenue of the Americas, New York, NY 10019.

ADJOURNMENT OF THE SPECIAL MEETING

Granting of Discretionary Authority to Adjourn Our Special Meeting

General.   If, at our special meeting on          , 2007, the number of shares of our common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of our common stock voting in favor of approval of the merger is insufficient to approve the merger under Maryland law, our management intends to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not on the proposal relating to the approval of the merger.

In this adjournment proposal, we are asking stockholders to grant discretionary authority to the holder of any proxy solicited by our board of directors so that the holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the merger to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval of the merger.

If the special meeting is adjourned to a date not more than 120 days after the record date, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required.   Pursuant to our bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting. Abstentions will have the same effect as a vote against the adjournment proposal. Under rules of the New York Stock Exchange, the proposal to adjourn the special meeting is considered a “non discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Broker “non-votes” will have the same affect as a vote against the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the special meeting.

Recommendation of our Board of Directors.   The board of directors believes that if the number of shares of our common stock present in person or by proxy at the special meeting and voting in favor of approval of the merger is insufficient to approve the merger, it is in the best interests of our stockholders to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger. Therefore, our board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the special meeting for the purpose of soliciting additional proxies.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2007 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders, which is currently scheduled to be held in June 2007. If we hold such annual meeting, any proposal which a stockholder wishes to have included in our proxy materials relating to the next annual meeting of stockholders of our company must be received at our principal executive offices located at 13625 California Street, Suite 310, Omaha, Nebraska, 68154, Attention: John Ellsworth, secretary, no later than December 29, 2006.

If we hold our 2007 annual meeting, stockholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the annual meeting pursuant to Section 1.10 of our bylaws, which provides that business at an annual meeting of stockholders must be (A) specified in the notice of the stockholders’ meeting, (B) properly brought before the meeting by or at the direction of the board of directors, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of our company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at our principal executive offices not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of our company, or not later than December 29, 2006 in connection with the next annual meeting of stockholders. Such stockholder’s notice is required to set forth as to each matter the stockholder proposes to bring before an annual meeting certain information specified in the bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the exchange agent after completion of the merger. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call our investor relations department via e-mail at slatham@gptrust.com or call (402) 548-4207.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER
AMONG
RECORD REALTY TRUST,
RECORD REALTY (US) LLC,
AND
GOVERNMENT PROPERTIES TRUST, INC.
DATED AS OF OCTOBER 23, 2006

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COMPANY DISCLOSURE SCHEDULE

Title Section

Title	Section

Denver Agreement Amendment	2.5(d)
Company Subsidiaries	3.1(b)
Equity or Voting Securities	3.1(c)
Investments	3.1(d)
Company Restricted Shares	3.2(c)
Voting or Transfer Agreements	3.2(d)
Company Share Acquisition Obligations	3.2(e)
Registration Obligations	3.2(f)
Company SEC Reports	3.4
Undisclosed Liabilities	3.5(a)
Derivative and Hedging Instruments	3.5(b)
Events Subsequent to Most Recent Fiscal Year End	3.6
Consents and Approvals; No Violations	3.7
Litigation	3.8
Properties	3.9(a)
Title Insurance	3.9(c)
Properties Under Development	3.9(d)
Permits	3.9(e)
Properties: No Violations	3.9(f)
Performance; Payments	3.9(g)
Company Leases	3.9(h)
Option Agreements; Rights of First Refusal	3.9(j)
Nonexempt Assets	3.9(k)
Employee Programs	3.10(a)
Other Employment Arrangements	3.10(h)
Change in Control Agreements	3.10(i)
Labor Proceedings	3.11(b)
Environmental Reports	3.12(a)
Wetlands; Restrictions on Use	3.12(c)
Environmental Indemnity Agreements	3.12(i)
Appeals of Local Tax Assessments	3.13(a)
Company Assets	3.13(b)
Tax Extensions	3.13(h)
Tax Sharing Agreements	3.13(i)
Private Letter Rulings	3.13(j)
Non-Deductible Compensation	3.13(k)
Tax Protection Agreements	3.13(n)
Entity Classification	3.13(p)
Material Contracts and Defaults	3.14(a)
Defaults on Material Contracts	3.14(b)
Related Party Transactions	3.18
Individuals with Company Knowledge	3.22

Title	Section

Permitted Transactions	5.1
Officers’ and Directors’ Indemnification	6.5(b)
Employee Benefit Agreements	6.8(b)(i)
Pre-Merger Employee Benefit Arrangements	6.8(b)(ii)

EXHIBITS

Exhibit A	Opinion of Counsel as to Tax Matters
Exhibit B	Example of Statement of Lease

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2006 (this “Agreement”), is made by and among Record Realty Trust, a listed Australian Property Trust (“Parent”) acting through its responsible entity, Record Funds Management Limited, a company incorporated under the laws of the Commonwealth of Australia (“RFML”), Record Realty (US) LLC, a Maryland limited liability company (“Merger Sub”), and Government Properties Trust, Inc., a Maryland corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties wish to effect a combination through a merger of the Company with and into Merger Sub (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the Maryland Limited Liability Company Act, as amended (the “MLLCA”), pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of the Company (collectively, the “Company Shares”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions provided herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”), has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and deems it advisable and in the best interests of the Company stockholders to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein;

WHEREAS, the respective Boards of Directors of each of RFML and Merger Sub have declared advisable, authorized and approved this Agreement, the Merger and the transactions contemplated by this Agreement in accordance with the requirements of applicable Law and their respective governing documents;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

1.1  The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease and (ii) Merger Sub shall be the surviving limited liability company in the Merger (the “Surviving Company”) and shall be a Subsidiary of Parent by virtue of Merger Sub having been a Subsidiary of Parent immediately prior to the Effective Time. The Merger shall have the effects specified in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA.

1.2  Charter and Bylaws.   The name of the Surviving Company shall be “Record Realty (US) LLC,” and the articles of organization and operating agreement of Merger Sub in effect immediately prior to the Effective Time shall be the articles of organization and operating agreement of the Surviving Company (together, the “Surviving Organizational Documents”) at and immediately after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

1.3  Effective Time

(a) On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance the MGCL and the MLLCA. The Merger shall become effective (the “Effective Time”) upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Merger.

(b) Unless otherwise agreed, the parties hereto shall cause the Effective Time to occur on the Closing Date.

1.4  Closing.   The closing of the Merger (the “Closing”) shall occur on the fifth (5th) Business Day after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived as of the Closing Date (as hereinafter defined) but subject to satisfaction or waiver of such conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto) or on such other day as the parties hereto may mutually agree, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”); provided, however, in no event shall the Closing Date occur earlier than January 8, 2007. The Closing shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, or at such other place as mutually agreed to by the parties hereto.

1.5  Directors and Officers of the Surviving Company.   The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company as of the Effective Time and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the Surviving Organizational Documents.

ARTICLE 2

MERGER CONSIDERATION; EFFECT OF THE MERGER
ON THE SHARES OF THE CONSTITUENT COMPANIES

2.1  Effect on Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Shares or any interests in Merger Sub:

(a) Stock of Merger Sub.  Each limited liability company interest in Merger Sub existing immediately prior to the Effective Time shall be converted into one limited liability company interest in the Surviving Company.

(b) Conversion of Company Shares.  Each Company Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an amount in cash equal to Ten Dollars and Seventy-Five Cents ($10.75) (the “Merger Consideration”), subject to Section 2.5 and Section 5.1(a).

(c) Cancellation of Parent-Owned and Merger Sub-Owned Shares.  Each issued and outstanding Company Share that is owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(d) Cancellation of Shares.  All Company Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect to such interest, except, in all cases (other than with respect to Excluded Shares), the right to receive the Merger Consideration, without interest.

(e) Restricted Shares.  Parent and Merger Sub acknowledge that all unvested restricted share awards (the “Company Restricted Shares”) granted under any director or employee equity compensation plan or arrangement of the Company (the “Company Equity Compensation Plan”) shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements. At

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such time, all such Company Restricted Shares shall become Company Shares for all purposes of this Agreement, and holders of such shares shall be entitled to receive the Merger Consideration.

2.2  Exchange of Certificates

(a) Paying Agent.  Prior to the mailing of the Proxy Statement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the cash payment in accordance with this Article II of the Merger Consideration (such cash being referred to as the “Payment Fund”). On the Closing Date, Parent shall cause Merger Sub to deposit with the Paying Agent the Payment Fund for the benefit of the holders of Company Shares. The Paying Agent shall make payments of the Merger Consideration out of the Payment Fund in accordance with this Agreement and the Articles of Merger. The Payment Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Payment Fund shall be paid to the Surviving Company.

(b) Share Transfer Books.  On the Closing Date, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares. From and after the Closing Date, (i) the holders of certificates evidencing ownership of the Company Shares outstanding immediately prior to the Effective Time (each, a “Certificate”) and (ii) holders of grants evidencing ownership of Company Restricted Shares (each, a “Grant”), which shares shall vest in full immediately prior to the Effective Time pursuant to Section 2.1(e), shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Closing Date, any Certificates or Grants presented to the Paying Agent, the Surviving Company or the transfer agent for any reason shall be exchanged for the Merger Consideration with respect to the Company Shares formerly represented thereby.

(c) Payment Procedures.  As soon as possible after the Closing Date (but in any event within three (3) Business Days), the Surviving Company shall cause the Paying Agent to mail to each holder of record of Certificate(s) or Grant(s) that, immediately prior to the Effective Time, represented outstanding Company Shares whose shares were converted into the right to receive or be exchanged for Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Grants shall pass to the Paying Agent, only upon delivery of the Certificates or Grants to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Grants in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Grant for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Grant shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Company Shares previously represented by such Certificate or Grant pursuant to the provisions of this Article II, and the Certificate or Grant so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the share transfer book of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Grant so surrendered is registered, if such Certificate or Grant shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Grant shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Grant.

(d) No Further Ownership Rights in the Company Shares.  On the Closing Date, holders of Company Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article II. The Merger Consideration paid or delivered upon the surrender for exchange of Certificates or Grants evidencing Company Shares in accordance with the

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terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Shares exchanged therefor.

(e) Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Closing Date, shall be delivered to the Surviving Company and any holders of Company Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Merger Consideration.

(f) No Liability.  None of Parent, Merger Sub, the Surviving Company, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding the foregoing, immediately prior to the time any portion of the Payment Fund would escheat or similarly be deemed property of any Governmental Entity, to the extent permitted by applicable Law, such portion of the Payment Fund shall be delivered to Parent and thereafter the holders of Company Shares with respect to such portion of the Payment Fund shall look only to the Surviving Company and only as a general creditor thereof for payment of the Merger Consideration.

(g) Investment of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(h) Lost Certificates.  If any Certificate or Grant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Grant to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate or Grant, the Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.3  Withholding Rights.   The Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Company or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, in respect of which such deduction and withholding was made by the Surviving Company or the Paying Agent, as applicable.

2.4  Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or any other transaction contemplated hereby.

2.5  Adjustment of Merger Consideration.

(a) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company Shares issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Merger Consideration, provided, however, that nothing set forth in this Section 2.5 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

(b) In the event that, as of the Closing Date, the Purchase and Sale Agreement, dated as of April 13, 2006 (the “Denver Agreement”), between FEPA LLC (the “Denver Seller”) and the Company relating to the property in Denver, Colorado (the “Denver Property”) has been terminated, the aggregate Merger

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Consideration to be paid at the Closing shall be reduced by an amount equal to the Company’s actual out-of-pocket expenses (including rate-lock breakage costs) relating to the termination of such acquisition, in an amount not to exceed One Million Dollars ($1,000,000).

(c) In the event that, as of the Closing Date, (i) any default has occurred that is reasonably likely to result in the termination of the Denver Agreement, (ii) it is reasonably likely that any condition to closing under the Denver Agreement will not be satisfied, or (iii) the Company fails to deliver any one of the certificates required to be delivered to Parent pursuant to Section 6.14(c), then, unless the Merger Consideration has been reduced pursuant to Section 2.5(b), the Merger Consideration to be paid at the Closing shall be reduced by five cents ($0.05) per share.

(d) In the event that, as of the Closing Date, Section 3.2.2 of the Denver Agreement has not been amended by the Company and the Denver Seller in the form set forth in Section 2.5(d) of the Company Disclosure Schedule, then, unless the Merger Consideration has been reduced pursuant to Section 2.5(b), the aggregate Merger Consideration to be paid at the Closing shall be reduced by Six Hundred Eighteen Thousand Nine Hundred Sixty Dollars ($618,960).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are true and correct, except as set forth herein, in the disclosure schedule attached to this Agreement (the “Company Disclosure Schedule”) or by reference in the Company Disclosure Schedule to a specific document in the electronic data room. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3. If the disclosure in any paragraph lists an item or information in such a way as to make its relevance to the disclosure required in another paragraph reasonably apparent on its face, such disclosure shall qualify and apply to the other paragraph.

3.1  Organization and Qualification; Subsidiaries and Other Interests

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The articles of incorporation of the Company (the “Company Charter”), as amended through the date hereof, are in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Outside Date; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Company Material Adverse Effect shall have occurred under clause (x) of this definition:

(i) changes in the economy or financial markets, including prevailing interest rates, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Company or any of the Company Subsidiaries as compared to other companies in the industry in which the Company and the Company Subsidiaries operate;

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(ii) changes that are proximately caused by factors generally affecting the industry in which the Company or any of the Company Subsidiaries operate, except to the extent any of the same disproportionately affects the Company or any of the Company Subsidiaries;

(iii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by this Agreement;

(iv) changes in GAAP;

(v) changes in applicable Laws, except to the extent any of the same disproportionately affects the Company or any of the Company Subsidiaries as compared to other companies in the industry in which the Company or any of the Company Subsidiaries operate;

(vi) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Company Material Adverse Effect; and

(vii) a decline in the stock price of the Company Common Stock on the NYSE; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a Company Material Adverse Effect.

(b) Each Company Subsidiary is listed in Section 3.1(b) of the Company Disclosure Schedule, and each such entity is a corporation, partnership, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensure, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Subsidiary” means any Subsidiary of the Company.

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company Subsidiaries have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by a Company Subsidiary, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined), and all equity or voting interests in each of the Company Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary are owned free and clear of any Lien. For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(d) Except for the interests in the Company Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule, and except as set forth in Section 3.1(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

(e) The Company has previously made available to Parent true and complete copies of the Company Charter and the bylaws of the Company (the “Company Bylaws”) and the charter and bylaws (or similar organizational documents) of each Company Subsidiary, each as amended through the date hereof. Such documents are in full force and effect.

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3.2  Capitalization

(a) The Company Charter authorizes the issuance of up to 50,000,000 Company Shares. As of the date of this Agreement, (i) 20,773,136 Company Shares were issued and outstanding, (ii) 732,417 Company Shares have been authorized and reserved for issuance pursuant to the Company Equity Compensation Plan, (iii) 133,155 Company Restricted Shares were outstanding. As of the date of this Agreement, the Company had no Company Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or is otherwise bound.

(b) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Except for the 133,155 Company Restricted Shares outstanding as of the date of this Agreement, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company or any Company Subsidiary to issue, transfer or sell any stock (or similar ownership interest) of the Company or any Company Subsidiary or any investment which is convertible into or exercisable or exchangeable for any such shares (or similar ownership interests). Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Restricted Shares, including the name of the Person to whom such Company Restricted Share has been granted, the number of shares of Company Restricted Stock and the vesting schedule for each Company Restricted Share as of the date of this Agreement. Except for the Company Restricted Shares, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.2(c) have been furnished or made available in the electronic data room to Parent.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule and those set forth in the Company Charter, there are no agreements or understandings to which the Company is a party with respect to the voting of any stock of the Company or which restrict the transfer of any such stock, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(e) Except as set forth in Section 3.2(c) and Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem, exchange, convert or otherwise acquire any stock or any other securities of the Company.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).

3.3  Authority Relative to this Agreement; Stockholder Approval

(a) The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. No other proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and the transactions contemplated by this Agreement, to the extent required by Law, the Company Stockholder Approval (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

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(b) The Company Board has duly and validly authorized the execution and delivery of this Agreement, has declared advisable and approved the consummation of the Merger and the other transactions contemplated hereby and no other actions are required to be taken by the Company Board for the consummation of the Merger and the other transactions contemplated hereby. The Company Board has directed that the Merger and the other transactions contemplated by this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Company Charter and, subject to the provisions of Section 6.4(b) hereof, will recommend to the stockholders that they vote in favor of the Merger and the other transactions contemplated by this Agreement. The affirmative approval (the “Company Stockholder Approval”) of the Merger and other transactions contemplated by this Agreement by at least a majority of all votes entitled to be cast by the holders of all outstanding Company Shares as of the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

3.4  Reports; Financial Statements.   Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has filed all required forms, reports and documents with the SEC since January 27, 2004 (collectively, the “Company SEC Reports”), each of which has complied as to form in all material respects with all applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such Company SEC Reports have been modified or superseded by Company SEC Reports filed prior to the date of this Agreement (“Company Filed SEC Reports”). Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by Company Filed SEC Reports. The Company has complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the “S-O Act”). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company Filed SEC Reports) complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). The Company is in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”).

3.5  No Undisclosed Liabilities.

(a) Except (i) as set forth in Section 3.5(a) of the Company Disclosure Schedule, (ii) as disclosed in the Company Filed SEC Reports, (iii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement and (iv) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006, none of the Company or the Company Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth all derivative contracts and hedging instruments that the Company or any Company Subsidiary owns, holds, or is a party to.

3.6  Events Subsequent to Most Recent Fiscal Quarter End.   Except as set forth in Section 3.6 of the Company Disclosure Schedule or disclosed in the Company Filed SEC Reports, since June 30, 2006, there has

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not been any adverse change, development or circumstance which has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor has any action been taken by the Company or a Company Subsidiary that would have required Parent’s consent pursuant to Section 5.1 of this Agreement had such action been taken after the date hereof.

3.7  Consents and Approvals; No Violations.   Except as set forth in Section 3.7 of the Company Disclosure Schedule, assuming the receipt of the Company Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the NYSE, state securities or state “blue sky” Laws and (b) the filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, judgment, statute, rule, regulation, ordinance or code (each, a “Law” and collectively, “Laws”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger, (B) would not otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (C) would not reasonably be likely to have a Company Material Adverse Effect.

3.8  Litigation.   Except as set forth in the Company Filed SEC Reports or in Section 3.8 of the Company Disclosure Schedule and except for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and the Company Subsidiaries involving collection matters or personal injury or other tort litigation which are covered by insurance (subject to customary deductibles), (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that involves amounts in excess of $200,000 individually or in excess of $500,000 in the aggregate and (b) neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity.

3.9  Properties

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned by the Company and the Company Subsidiaries as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). The Company and/or the Company Subsidiaries own good, valid and marketable fee simple title to each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties provided, however, in the case of clauses (i) and (ii) above, that such matters would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (such matters in clauses (i) and (ii) above, collectively, “Permitted

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Encumbrances”). For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) easements, covenants, rights-of-way, claims, restrictions and other encumbrances of record set forth in the Company Title Insurance Policies, (iii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith through negotiations and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP) and (iv) mortgages and deeds of trust granted as security for financings listed in the Company Disclosure Schedule.

(b) The Company and each Company Subsidiary have good and valid title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2006, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances.

(c) Except as provided for in Section 3.9(c) of the Company Disclosure Schedule, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Company Subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple title to the Company Properties, subject only to the matters and printed exceptions as set forth in the Company Title Insurance Policies and the Permitted Encumbrances, and such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.

(d) Section 3.9(d) of the Company Disclosure Schedule lists (i) each of the Company Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof and (ii) all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and each Company Subsidiary pursuant to binding agreements.

(e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, the Company has obtained all necessary and appropriate certificates, permits, licenses, agreements, easements and other rights of an unlimited duration which are necessary to permit the lawful use and operation of (i) the Company Properties in the manner in which the Company Properties are currently being used and operated and (ii) all utilities, driveways, roads and other means of egress and ingress to and from any of the Company Properties, and all such certificates, permits, licenses, agreements, easements and other rights of an unlimited duration are in full force and effect or a renewal application has been timely filed, or any failure to obtain, to have in full force and effect or to renew would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No pending threat of modification or cancellation of any certificates, permits, licenses, agreements, easements and other rights of an unlimited duration which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect has been received by the Company. To the Company’s knowledge after due inquiry, all buildings, structures, fixtures, building systems and equipment included in the Company Properties (the “Improvements”) are in reasonably good condition and repair in all material respects and sufficient for the current use and operation of the Company Properties. There are no facts or conditions known to the Company affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the current use and operation of the Company Properties.

(f) Except as provided for in Section 3.9(f) of the Company Disclosure Schedule, no (i) expropriation, condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) (A) Laws, including any zoning regulation or ordinance, or building or similar Law or (B) registered deeds, restrictions of record or other agreements, have been violated for any Company Property, in the case of clauses (i) and (ii) above, which would, individually or in the aggregate,

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reasonably be likely to have a Company Material Adverse Effect, and, with respect to clause (ii) above, the Company has no knowledge of any proposed change therein that would so affect any of the Company Property or its use and the Company has no knowledge of any violation thereof. There exists no conflict or dispute with any Governmental Entity or other person relating to any Company Property or the activities thereon. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all buildings, structures and improvements on the Company Properties are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way. No damage or destruction has occurred with respect to any of the Company Properties that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect whether or not covered by an enforceable insurance policy.

(g) Except as provided for in Section 3.9(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement that the Company or any Company Subsidiary has entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where the failure to be so performed, paid or taken would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(h) Section 3.9(h) of the Company Disclosure Schedule sets forth a correct and complete list of each lease, ground lease or other occupancy agreement pursuant to which the Company or any Company Subsidiary, as a landlord, leases 5,000 or more square feet of space in a Company Property (individually, “Company Lease” and collectively, “Company Leases”). Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or the relevant Company Subsidiary, and (b) the other parties thereto, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as listed in Section 3.9(h) of the Company Disclosure Schedule or which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or the relevant Company Subsidiary has performed all obligations required to be performed by it to date under each of the Company Leases and neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party, is in breach or default under any Company Lease, which breach or default would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (and to the Company’s knowledge, no event has occurred or failed to occur or circumstances exist which, with due notice or lapse of time or both, would constitute such a breach or default). The Company has made available to Parent a correct and complete copy of each Company Lease and all amendments thereto.

(i) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all rent has been properly calculated and paid by tenants pursuant to the Company Leases.

(j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire any Company Property.

(k) Section 3.9(k) of the Company Disclosure Schedule sets forth all non-exempt assets (as defined in Rule 802.4 of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended) owned, leased or operated by the Company or any Company Subsidiary. The aggregate value of all such non-exempt assets is less than $56.7 million.

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3.10  Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all benefit and compensation plans, contracts, policies or arrangements, including each employee benefit plan within the meaning of Section 3(3) of ERISA, benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit, which is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate for the benefit of current or former employees of the Company and the Company Subsidiaries and current or former directors of the Company and the Company Subsidiaries (collectively, the “Employee Programs”). Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

(b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Section 401(a) of the Code; (iii) the most recently filed IRS Forms 5500; (iv) the most recent summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) all correspondence with the Department of Labor or the IRS; and (vi) any insurance policy information related to such Employee Program.

(c) Each Employee Program has been administered in accordance with the requirements of applicable Law, including ERISA and the Code, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, and has been administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, is a voluntary employees’ beneficiary association or is a multiemployer plan within the meaning of ERISA Section 3(37).

(d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(e) Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than claims for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no Employee Program provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation Laws) to any current or future retiree or former employee and all such plans have effectively reserved the right to amend or terminate such plans without participant consent.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement, plan or arrangement covering any

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persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger or the other the transactions contemplated by this Agreement will (i) entitle any employee of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, any Employee Program (other than as contemplated by Section 2.1(e)), (iii) result in any breach or violation of, or a default under, any Employee Program or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

3.11  Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary relating to its business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary in any forum by or on behalf of any present or former employee of the Company or any Company Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any Company Subsidiary in connection with the employment relationship.

3.12  Environmental Matters.

(a) Except as expressly disclosed in the environmental reports of the Company Properties listed in Section 3.12(a) of the Company Disclosure Schedule (the “Environmental Reports”) and to the Company’s knowledge after due inquiry: (i) there are no Hazardous Materials or underground storage tanks in, on, or under any Company Properties, except those that are both (1) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (2) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Company Property for the purposes set forth herein or in amounts used by tenants in the ordinary course of business, (ii) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require investigation or remediation by a Governmental Entity or under any Environmental Law in, on, under or from the Company Properties; (iii) there is no threat of any Release of Hazardous Materials migrating to the Company Properties; (iv) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Company Property; (v) the Company does not know of, and has not received, any written or oral notice or other communication from any person relating to Hazardous Materials in, on, under or from the Company Properties; and (vi) the Company has truthfully and fully provided to Parent and Merger Sub, in writing, any and all material information relating to environmental conditions in, on, under or from the Company Properties known to Company or contained in Company’s files and records, including any reports relating to Hazardous Materials in, on, under or migrating to or from the Company Properties and/or to the environmental condition of the Company Properties.

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(b) None of the Company Properties currently owned, leased or operated by the Company or a Company Subsidiary or, to the Company’s knowledge, none of the properties that the Company or any Company Subsidiary formerly owned, leased or operated, is subject to any pending or, to the knowledge of the Company or any Company Subsidiary, threatened Environmental Claim and there are no actions, activities, circumstances, conditions or events which could form the basis of any such Environmental Claim.

(c) Except as described in Section 3.12(c) of the Company Disclosure Schedules or as shown on the surveys or floodplain certificates listed on Section 3.12(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state Laws) at any of the Company Properties.

(d) Except as described in the Environmental Reports listed on Section 3.12(a) of the Company Disclosure Schedule, none of the Company Property is subject to any current or, to the knowledge of the Company or any Company Subsidiary, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

(e) No capital expenditures are presently required to maintain or achieve compliance with Environmental Laws.

(f) Except as described in the Environmental Reports listed on Section 3.12(a) of the Company Disclosure Schedule, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property.

(g) To the Company’s knowledge after due inquiry, there have been no material incidents of water damage or visible evidence of mold, bacteria or toxic growth at any of the Company Properties.

(h) Except for customary terms in favor of lenders in mortgages and trusts, none of the Company or the Company Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law.

(i) Except as disclosed in Section 3.12(i) of the Company Disclosure Schedule, no party who has agreed to indemnify, defend and/or hold harmless the Company or any Company Subsidiary with respect to any Environmental Claims or liabilities under any Environmental Laws has defaulted, or, to the knowledge of the Company or any Company Subsidiary, is reasonably likely to default, upon said obligations.

(j) To the knowledge of the Company, no filing, notification or other submission to any Governmental Entity or any approval from any Governmental Entity is required under any Environmental Law for the execution of this Agreement or for the consummation of the Merger or any of the other transactions contemplated hereby.

(k) Neither the Company nor any of the Company Subsidiaries has received any request for information from any Governmental Entity, pursuant to Section 104(e) of CERCLA or any similar Environmental Law.

As used in this Agreement:

“Environmental Claims” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law.

“Environmental Laws” means all applicable federal, state, and local Laws relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, or relating to the exposure to, or releases or threatened releases of, Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901

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et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Section. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

“Hazardous Material” means all substances, pollutants, chemicals, compounds, wastes, including petroleum, and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.

The Company and the Company Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current and, to the extent the Company or the Company Subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors’ formerly owned or operated properties, facilities or operations.

3.13  Tax Matters.

(a) All material federal and other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any Company Subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, were accurate and complete in all material respects. Except as and to the extent publicly disclosed by the Company in the Company Filed SEC Reports, (i) all material Taxes payable by or on behalf of the Company or any Company Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid, and (ii) adequate reserves or accruals (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for Taxes have been provided in accordance with GAAP on the most recent financial statements included in the Company Filed SEC Reports with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither the Company nor any of the Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force, except in connection with the appeals of local Tax assessments described in Section 3.13(a) of the Company Disclosure Schedule.

(b) The Company (i) for all taxable years commencing in 2003, the year in which the Company first made an election under Section 856(c)(1) of the Code to be treated as a real estate investment trust (a “REIT”), through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the date of this Agreement and, if different, the taxable year including the date the Merger becomes effective and (iii) has not taken or omitted to take any action which would reasonably be likely to result in a challenge to its status as a REIT, and, to the Company’s knowledge, no challenge to the Company’s status as a REIT is pending or threatened. Each Company Subsidiary that is a partnership, joint venture, limited liability company or business trust has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Company Subsidiary that is a corporation has been, since the later of the date of its formation or the date on which such Subsidiary became a Company Subsidiary, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Section 3.13(b) of the Company Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code and the amount of built-in gain (within the meaning of Section 1374(d) of the Code) of each such asset.

(c) Neither the Company (nor any predecessor entity) has incurred any liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any excise Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined

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deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company (nor any predecessor entity) nor any of the Company Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business.

(d) There are no material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Company Subsidiaries, and, to the knowledge of the Company, there are no other audits relating to any material Taxes by any taxing authority in progress, nor has the Company or any Company Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit.

(e) The Company and the Company Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (ii) have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (iii) have in all material respects properly completed and timely filed all IRS forms W-2 and 1099 required thereof.

(f) The Company has made available to Parent correct and complete copies of (A) all federal and other Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ending since December 31, 2003 which have been filed and (B) any audit report issued since December 31, 2003 relating to any Taxes due from or with respect to the Company or any Company Subsidiaries.

(g) Except for written claims involving amounts of less than $10,000 in the aggregate, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any other Person on behalf of the Company or any Company Subsidiaries has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of the Company Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

(j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has engaged in any reportable or listed transactions as defined under Section 6011 of the Code and the Treasury Regulations thereunder or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of penalties.

(l) The Company has no class of outstanding stock that is not regularly traded on an established securities market under Section 1445(b)(6) of the Code.

(m) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary of the Company.

(n) Except as set forth on Section 3.13(n) of the Company Disclosure Schedule, there are no Tax Protection Agreements currently in force and no person has raised in writing or, to the knowledge of the Company, threatened to raise, a material claim against the Company or any Subsidiary of the Company for any breach of any Tax Protection Agreement.

As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes, the Company or any Company Subsidiary has agreed to

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(i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner and/or (c) partners or members of limited liability companies have (i) guaranteed debt of the Company or any Company Subsidiary or (ii) agreed to indemnify another person with respect to such person’s liability for debt of the Company or any Company Subsidiary.

(o) The Company has the right to make or to require, and, after the Effective Time will continue to have the right to make or to require, each entity in which it or any Company Subsidiary owns an equity interest and that is subject to federal income tax as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local tax Law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

(p) Section 3.13(p) of the Company Disclosure Schedule sets forth each entity in which the Company or any Company Subsidiary owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code.

(q) To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(r) For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement. “Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

3.14  Material Contracts.

(a) Except for agreements filed as exhibits to the Company Filed SEC Reports, Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts. For purposes of this Agreement, “Material Contract” means the following contracts or agreements (and all amendments, modifications and supplements thereto to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound:

(i) (A) employment agreements, severance, change in control or termination agreements with officers, labor or collective bargaining agreements, (B) non-competition contracts and (C) indemnification contracts with officers and directors of the Company or any Company Subsidiary;

(ii) partnership or joint venture agreements with a party other than the Company or any wholly-owned Company Subsidiary (a “Third Party”);

(iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease, by merger, purchase or sale of assets or stock or otherwise, Company Property;

(iv) loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other material agreements or instruments evidencing indebtedness for borrowed money by the Company or any

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Company Subsidiary or any such agreement pursuant to which indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing, in each case other than trade payables and indebtedness incurred in the ordinary course of business consistent with past practice under Company-issued credit cards or similar Company expense charge accounts;

(v) agreements that purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or any Company Subsidiary in the usual, regular and ordinary course of business consistent with past practice contained in the Company Leases and in other recorded documents by which real property was conveyed by the Company to any user;

(vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since June 30, 2006; and

(vii) each contract (including any brokerage agreements) entered into by the Company or any Company Subsidiary, which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $50,000; provided that (A) any contract with subcontractors for development projects that may result in total payments by or liability of the Company or any Company Subsidiary less than $100,000 and (B) any contract under this clause (vii) above that, by its terms, is terminable within six months (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

(b) The Company has made available to Parent in the electronic data room true and complete copies of all Material Contracts. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15  Opinion of Financial Advisor.   The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the Merger Consideration is fair to the holders of Company Shares from a financial point of view. A copy of such opinion shall be delivered to Parent promptly after the date hereof.

3.16  Brokers.   The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Wachovia Capital Markets, LLC as financial advisor to the Company Board in connection with the Merger. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Wachovia Capital Markets, LLC relating to the Merger.

3.17  Takeover Statutes.   The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any Maryland “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations, including the Maryland Business Combination Act and

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Maryland Control Share Acquisition Act or any takeover provision in the Company Charter, Company Bylaws or other organizational document to which the Company is a party.

3.18  Transactions with Affiliates.   Except as set forth in Section 3.18 of the Company Disclosure Schedule or as disclosed in the Company Filed SEC Reports (other than compensation benefits and advances received in the ordinary course of business as an employee or director of the Company or any Company Subsidiary), no director, officer or other Affiliate of the Company or any Company Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

3.19  Investment Company Act of 1940.   The Company is not, and at the Closing Date will not be, required to be registered under the Investment Company Act of 1940, as amended.

3.20  Intellectual Property.   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company does not have knowledge of any valid grounds for any claims: (i) to the effect that the manufacture, sale, licensing or use of any product used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any Third-Party Intellectual Property Rights; (ii) against the use by the Company or any Company Subsidiary of any Intellectual Property used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights material to the Company and the Company Subsidiaries, taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each Company Subsidiary owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted.

As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any Third Party, and (iii) “Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary.

3.21  Insurance.   The Company has made available to Parent in the electronic data room prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. The Company and each of the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy made available to Parent that is held by, or for the benefit of, any of the Company or any Company Subsidiaries or that relates to any Company Property.

3.22  Definition of the Company’s Knowledge.   As used in this Agreement, the phrase “to the knowledge of the Company,” “to the knowledge of the Company Subsidiary” or any similar phrase means the

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actual (as opposed to constructive or imputed) knowledge of those individuals identified in Section 3.22 of the Company Disclosure Schedule.

3.23  Proxy Statement; Company Information.   The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Shares or at the time of the Company Stockholders’ Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent or Merger Sub for inclusion therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

3.24  Permits, Compliance with Laws.   The Company and the Company Subsidiaries hold all permits, licenses, certificates, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (“Permits”), except for failures to hold such Permits that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not, and have not been, in violation of, or default under, any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

3.25  Denver Property.   No breach or default exists on the part of the Company or any Company Subsidiary or, to the Company’s knowledge after due inquiry, the Denver Seller with respect to the Denver Agreement or, to the Company’s knowledge, any lease relating to the Denver Property.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a listed Australian Property Trust, duly formed, validly existing and in good standing under the Laws of the Commonwealth of Australia. The constitution of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. RFML is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent, through RFML, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by RFML on Parent’s behalf to be conducted, except where the failure to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of Parent, Merger Sub and each of Parent’s other Subsidiaries, taken as a whole or (y) the ability of Parent or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Outside Date; provided, however, that none of the following, in and of itself or

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themselves, shall be considered in determining whether a Parent Material Adverse Effect shall have occurred under clause (x) of this definition:

(i) changes in the economy or financial markets, including prevailing interest rates, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries as compared to other companies in the industry in which Parent, Merger Sub and Parent’s other subsidiaries operate;

(ii) changes that are proximately caused by factors generally affecting the industry in which Parent, Merger Sub or any of Parent’s other subsidiaries operate, except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries;

(iii) any loss of, or adverse change in, the relationship of Parent, Merger Sub or any of Parent’s other subsidiaries with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by this Agreement;

(iv) changes in GAAP;

(v) changes in applicable Laws except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries as compared to other companies in the industry in which Parent, Merger Sub or any of Parent’s other subsidiaries operate; and

(vi) any failure by Parent, Merger Sub or any of Parent’s other subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Maryland. The articles of organization of Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced. Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Sub to be conducted, except where the failure to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) RFML is a company incorporated, validly existing and in good standing under the laws of the Commonwealth of Australia. The constitution of RFML is in effect and no dissolution, revocation or forfeiture proceedings regarding RFML have been commenced. RFML is the duly appointed responsible entity of Parent.

4.2  Authority Relative to this Agreement.

(a) Each of RFML, in its capacity as responsible entity of Parent, Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, as applicable. No other proceedings on the part of RFML, Parent or Merger Sub, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of RFML, in its capacity as responsible entity of Parent and not in its personal capacity, Parent and Merger Sub, and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent

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transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Under the terms of RFML’s appointment as responsible entity of Parent, RFML has a right of indemnity out of the assets of Parent for any obligations undertaken by RFML pursuant to this Agreement.

(b) The respective Board of Directors of each of RFML and Merger Sub, and the sole member of Merger Sub, have each duly and validly declared advisable, authorized and approved the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and taken all actions required to be taken by the Board of Directors of RFML, and the Board of Directors and sole member of Merger Sub, for the consummation of the Merger and the other transactions contemplated hereby.

4.3  Consents and Approvals; No Violations.   Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by RFML, acting in its capacity as responsible entity of Parent, Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of RFML, Parent, Merger Sub or any other Subsidiary of Parent, (ii) require any filing by RFML, Parent, Merger Sub or any of Parent’s other Subsidiaries with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach by RFML, Parent, Merger Sub any of Parent’s other Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of RFML, Parent, Merger Sub or any of Parent’s other Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or material contract to which RFML, Parent, Merger Sub or any of Parent’s other Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any Laws, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger, (B) would not otherwise prevent or materially delay performance by Parent or Merger Sub of its material obligations under this Agreement or (C) would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

4.4  Litigation.   There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of RFML, on Parent’s behalf, Parent or Merger Sub, threatened against RFML, Parent or Merger Sub that (i) questions the validity of this Agreement or any action to be taken by RFML, on Parent’s behalf, Parent or Merger Sub in connection with the consummation of the Merger or (ii) would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

4.5  Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger based upon arrangements made by and on behalf of RFML, on Parent’s behalf, Merger Sub or any of their Subsidiaries.

4.6  Available Funds.

(a) On October 24, 2006, Merger Sub shall, by wire transfer of immediately available funds or by delivery of a bank check issued by a bank located in the United States, deposit with First American Title Insurance Company of New York (the “Escrow Agent”) the amount of Thirty Million Dollars ($30,000,000) as a deposit (the “Deposit”) pursuant to the terms of the escrow agreement (the “Escrow Agreement”) executed contemporaneously herewith by and among Merger Sub, the Company and the Escrow Agent.

(b) The Deposit shall be held in escrow by the Escrow Agent in accordance with the provisions of the Escrow Agreement and shall either (i) constitute a portion of the Payment Fund, in the event that the Merger is consummated, (ii) be delivered to the Company, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), or (iii) be returned to Merger Sub, in the event that this Agreement is

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terminated other than pursuant to Section 8.1(d). Merger Sub shall be entitled to any interest earned on the Deposit.

(c) Parent currently has or has reasonable access to, and on the Closing Date Merger Sub will have available, all funds necessary to pay the Merger Consideration payable hereunder and to fund any other obligations of the Company or any Company Subsidiary that may become due and payable as a result of the Merger or any other transaction contemplated by this Agreement and any and all fees and expenses in connection with the Merger or the financing thereof.

4.7  Ownership of Merger Sub; No Prior Activities.   Merger Sub is a Subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

4.8  No Ownership of Company Capital Stock.   As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, own any Company Shares or other securities of the Company.

4.9  Proxy Statement.   The information, if any, supplied by RFML, Parent or Merger Sub to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1  Conduct of Business by the Company.   During the period (the “Interim Period”) from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1 hereof, except as otherwise contemplated or permitted by this Agreement, the Company shall (i) use its commercially reasonable efforts to, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, carry on its business in the usual, regular and ordinary course, consistent with past practice (except as otherwise expressly provided in the operating plan set forth in Section 5.1 of the Company Disclosure Schedule (the “Corporate Operating Plan”)), and use its commercially reasonable efforts to preserve intact its present business organization, the services of its present officers and employees consistent with past practice and its goodwill and relationships with tenants and others having business dealings with it and (ii) comply in all material respects with, and shall cause each Company Subsidiary to comply in all material respects with, all applicable Laws wherever its business is conducted, including the timely filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the generality of the foregoing, during the Interim Period, neither the Company nor any Company Subsidiary will (except as expressly permitted by this Agreement, as expressly contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed):

(a) (i) split, combine or reclassify any stock of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company) in respect of any stock of the Company, except for (A) regular, cash dividends at a rate not in excess of $0.1125 per Company Share, declared and paid quarterly, in accordance with past practice, (B) dividends or distributions, declared, set aside or paid by any wholly-owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, (C) quarterly distributions in cash or Company Shares pursuant to dividend equivalent rights associated with outstanding Company Restricted Shares, in accordance with past practices, (D) distributions contemplated by joint venture agreements binding any Company Subsidiary or joint ventures and (E) distributions required for the Company to maintain its status as a

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REIT; provided, however, that (1) the declaration and payment of any distribution contemplated by this clause (E) shall reduce the Merger Consideration dollar for dollar and (2) the determination of whether any such distribution is necessary shall be made by including the Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code.

(b) (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock (or similar interest) of any class or any other securities or equity equivalents (including share appreciation rights, “phantom” stock plans or stock equivalents), other than the issuance of Company Shares upon the vesting of the Company Restricted Stock outstanding on the date of this Agreement or through dividend equivalent rights in accordance with their present terms or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the lapse of restrictions on Company Restricted Shares.

(c) acquire, finance construction and improvements, make any loans, advances or capital contributions, sell, substitute, encumber, purchase or originate any assets or mortgages, transfer or dispose of any assets (whether by asset acquisition, stock acquisition or otherwise);

(d) except in connection with capital expenditures listed on the Corporate Operating Plan, incur any amount of indebtedness for borrowed money, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any indebtedness of a Third Party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien other than Permitted Liens thereupon, except in an amount equal to $100,000 in the aggregate;

(e) except pursuant to any mandatory payments under any credit facilities or other similar arrangements in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company Filed SEC Reports or (iii) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees, costs and expenses of agents, representatives, counsel and accountants, which shall be paid by the party incurring such fees, costs or expenses;

(f) except in the ordinary course of business consistent with past practice, (i) authorize, or enter into any commitment for, any new material capital expenditure relating to the Company Properties; or (ii) authorize, or enter into any commitment for, any material expenditure relating to the Company Properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the Company Property in working order; or (iii) authorize, consent, approve or enter into, any material commitment, contract, lease or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or any Company Subsidiary, as the case may be, by notice of ninety (90) days or less;

(g) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as reasonably recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to Parent and Merger Sub prior to any such change);

(h) except as required by Law or as otherwise expressly contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their trustees or executive officers, (iii) except for payments in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any officer or employee or pay to any officer or employee any benefit not required by any Employee Program or arrangement as in effect as of the date hereof, or (iv) hire any person as an employee of the Company or any Company Subsidiary;

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(i) except as otherwise contemplated by this Agreement, grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new loan, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any officer or employee hired after the date of this Agreement;

(j) amend the Company Charter or Company Bylaws or similar organizational or governance documents;

(k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than this Agreement and the Merger);

(l) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000 in the aggregate;

(m) amend any term of any outstanding security of the Company or any Company Subsidiary;

(n) other than in the ordinary course of business or as otherwise permitted by this Section 5.1, modify or amend any Material Contract or waive, release or assign any material rights or claims under any such Material Contract other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost or liability for the Company;

(o) permit any insurance policy issued to the Company or any Company Subsidiaries naming the Company or any of the Company Subsidiaries or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(p) change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes except as expressly required for changes in Law or regulation or as recommended by the Company’s independent auditors or its tax counsel;

(q) knowingly take, or fail to take, any action that may reasonably result in any of the conditions of Article VII not being satisfied;

(r) enter into, amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any of its Subsidiaries with respect thereto;

(s) acquire (other than by way of foreclosure or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any security of any Third Party;

(t) enter into any hedging transaction or purchase any derivative instrument;

(u) enter into any securitization or similar transactions or create any special purpose funding or variable interest entity; or

(v) enter into an agreement to take any of the foregoing actions.

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ARTICLE 6

COVENANTS

6.1  Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the “Proxy Statement”) and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including by furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company, Parent or Merger Sub or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file with the SEC, with Parent’s input and cooperation, any necessary amendment or supplement to the Proxy Statement.

(c) Unless this Agreement has been terminated in accordance with its terms, the Company shall, as soon as reasonably practicable following the date of this Agreement, call, give notice of, convene and hold a meeting of the holders of the Company Shares (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the preceding sentence shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby. The Company shall cause the Proxy Statement to be mailed to such holders as promptly as reasonably practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to holders of the Company Shares that they give the Company Stockholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(b). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting (but in no event shall any such adjournment or postponement exceed ten (10) Business Days) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Shares sufficiently in advance of a vote on this Agreement and the Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law.

6.2  Other Filings.   As soon as reasonably practicable following the date of this Agreement, the Company, Parent and Merger Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign Law relating to the Merger (collectively, the “Other Filings”). Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

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6.3  Additional Agreements.   Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their duties under applicable Law, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. The parties shall cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private Third Party, including any that are required to be obtained under any federal, state or local Law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity. The parties will use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

6.4  No Solicitation.

(a) Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of the Company’s or any Company Subsidiary’s officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to (i) solicit, initiate, knowingly encourage or facilitate, (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the Company Stockholder Approval, if the Company receives a bona fide Acquisition Proposal that was not solicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.4(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company to the Person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board, or any committee thereof to which the power to consider such matters has been delegated, determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable Law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions no less restrictive than the Confidentiality Agreement and (C) the Company Board determines in good faith, after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly, and in any event within two (2) Business Days, notify Parent orally and in writing after receipt by the Company of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known. Notwithstanding anything to the contrary in this Agreement, the Company shall be required to disclose to Parent or Merger Sub the identity of the Third Party making any Acquisition Proposal and shall promptly update Parent or Merger Sub on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Person.

(b) Prior to the Company Stockholder Approval, the Company Board may not (i) withdraw, qualify or modify in a manner material and adverse to Parent or Merger Sub, the Company Board’s approval or recommendation, or if applicable, the approval or recommendation of any committee of the Company Board, of the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal to holders of the Company Shares or (iii) authorize, permit or cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, (clauses (i), (ii) and (iii) collectively, a “Change in Recommendation”) unless, in each such case, a Superior Proposal has been made and (x) the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable Law, and (y) the Company provides Parent with not less than three (3) Business Days notice of its decision to withdraw or modify its approval or recommendation of this Agreement and the Merger. In the event that the

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Company Board makes such determination, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to three (3) Business Days after the Company (A) has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) and otherwise complied with the Company’s obligations under Section 8.1(e) and in the preceding sentence, and (B) has set forth such other information required to be included therein as provided in Section 8.1(e).

(c) Upon execution of this Agreement, the Company and each Company Subsidiary shall cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

(d) Nothing contained in this Section 6.4 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.

6.5  Officers’ and Directors’ Indemnification.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer, employee, trustee, fiduciary or agent of the Company or any of the Company’s Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, director, trustee, employee, fiduciary or agent of the Company or any of the Company’s Subsidiaries, or is or was serving at the request of the Company as an officer, director, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before the Closing Date (collectively, the “Pre-Closing Matters”), the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

(b) Parent and Merger Sub each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company or any of the Company’s Subsidiaries in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Closing Date in respect of any Pre-Closing Matters and, at the Closing Date, shall become the obligation of the Surviving Company; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Closing Date, the Surviving Company also agrees to indemnify and hold harmless the present and former officers and trustees of the Company in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company and/or one of the Company’s Subsidiaries and the officers and trustees listed in Section 6.5(b) of the Company Disclosure Schedule.

(c) Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors, officers and trustees in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors and officers with coverage in respect of any Pre-Closing Matters for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall, and shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

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(d) Notwithstanding anything in this Agreement to the contrary, after the Closing, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of each such affected indemnitee. This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Surviving Company. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.

(e) In the event that, following the Closing Date, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.5.

6.6  Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, the Company shall, and shall cause each Company Subsidiary and each of the Company’s and each Company Subsidiary’s directors, officers, employees and agents to, afford to Parent and to the directors, officers, employees, and agents of Parent reasonable access upon reasonable advance notice and during normal business hours without undue interruption (and will request the same from the Company’s auditors, attorneys, financial advisors and lenders) to the properties, books, records and contracts of the Company and each Company Subsidiary; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, to a schedule of properties to be visited prior to any such visits or access. Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to contacting or meeting with any of the Company’s employees. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request.

(b) Prior to the Closing Date, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated August 2, 2006 (the “Confidentiality Agreement”).

6.7  Public Announcements.   The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties hereto shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is fully executed.

6.8  Employee Benefit Arrangements.

(a) After the Closing Date, all employees of the Company and the Company’s Subsidiaries (“Company Employees”) who are employed by Parent or any Subsidiary of Parent, including the Surviving Company, shall continue to be eligible to participate in any “employee benefit plan”, as defined in Section 3(3) of ERISA (an “Employee Benefit Plan”), of the Company which is continued by Parent, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or its Subsidiaries in a similar Employee Benefit Plan sponsored or maintained by Parent or in which employees of Parent or its Subsidiaries participate after the Closing Date. With respect to each such Employee Benefit Plan of Parent, service with the Company or any Company Subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to

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benefits under such Employee Benefit Plan. Parent shall, or shall cause its Subsidiaries, as the case may be, to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees under any comparable welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any comparable welfare plan maintained by the Company for such employees immediately prior to the Closing Date, and (ii) provide each such Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year within which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

(b) At and after the Closing Date, Parent shall cause the Surviving Company or its Affiliates to honor fully, in accordance with their respective terms, all employment agreements, severance agreements, and retention bonus agreements of the Company or any Company Subsidiaries, all of which are listed in Section 6.8(b)(i) of the Company Disclosure Schedule, and such arrangements shall continue to be obligations of the Surviving Company or such Company Subsidiary, as applicable (subject however to such modifications as are agreed to in connection with the satisfaction of Section 7.2(e)). The parties hereto acknowledge that as of the Closing Date, the Surviving Company or its Affiliates, as applicable, shall employ each individual who was employed by the Company or such Affiliate immediately prior to the Closing Date on terms that are substantially comparable in the aggregate to the terms applicable to such individual’s employment with the Company or such Affiliate immediately prior to the Closing Date. For a period of one (1) year following the Closing Date, Parent shall cause the Surviving Company or its Affiliates to provide compensation and employee benefits to the employees of the Company and the Company Subsidiaries, for so long as they are employed, on terms that are substantially comparable or more favorable in the aggregate to the compensation and employee benefits provided to such employees by the Company and the Company Subsidiaries immediately prior to the Closing Date (subject to the limitations contained in Section 7.2(e)), which are described in Section 6.8(b)(ii) of the Company Disclosure Schedule.

(c) Notwithstanding anything in this Agreement to the contrary, this Section 6.8 shall not inure to the benefit of the persons entitled to the benefits, or party to the agreements, described herein, as third party beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of the Company Subsidiaries in respect of continued employment or resumed employment.

6.9  Certain Tax Matters.

(a) At Parent’s election, Parent and Merger Sub shall take all necessary action to cause any or all of the Company Subsidiaries that are treated as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code to be converted into limited liability companies, effective immediately prior to the Closing, that are (i) disregarded for United States federal income tax purposes and (ii) not treated as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code (the “Conversion”), provided that (x) the out-of-pocket costs of effecting the Conversion shall be borne by Parent and neither the Company nor any Company Subsidiary shall pay or incur any out-of-pocket costs in connection with the Conversion without the prior written approval of Parent, and (y) all such actions shall be (1) in compliance with the mortgages relating to the Company Properties owned by any Company Subsidiary that are so converted, unless such mortgages will be repaid or defeased in connection with or immediately following the Closing, and (2) not in violation of the applicable organizational documents of the Company and the Company Subsidiaries. The Company shall cooperate with Parent and Merger Sub to effect the Conversion, including by executing the appropriate documents relating to the Conversion and filing documents with the applicable secretaries of state or similar agencies. The Company shall promptly provide to Parent written evidence of such filings.

(b) For federal and applicable state income tax purposes, the Company shall treat the Merger as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration to be received by holders of Company Shares and the assumption of all of the Company’s liabilities, followed by the Company’s liquidating distribution of the Merger Consideration to its stockholders under Section 331 of

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the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time occurs, will adopt this Agreement as such plan.

6.10  Interim Period Dividends.   At or prior to the Closing Date, the Company shall declare a quarterly prorated cash dividend covering the period from the first date of the quarter in which the Closing occurs up to and including the Closing Date at a rate not to exceed the rate per Company Share set forth in Section 5.1.

6.11  Standstill, Ownership.

(a) During the period from the date of the Agreement through the Effective Time, neither Company nor any Company Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and which relates to the confidentiality of information regarding Company or any Company Subsidiary or which relates to the securities of the Company.

(b) Neither Parent nor any of its Affiliates, including Merger Sub, shall, prior to the Effective Time, acquire any Company Shares or other securities of the Company, or take any other action, to the extent that they, taken together as a group, would beneficially (as defined in the Company Charter) own or be deemed to beneficially own in excess of 9.8% of the lesser of the aggregate number or aggregate value of the outstanding Company Shares, or that would cause Parent or any of its Affiliates, including Merger Sub, to become an interested stockholder or an affiliate of an interested stockholder for purposes of the Maryland Business Combination Act (as defined in the MGCL).

6.12  Resignation of Company’s Officers and Directors.   If so requested by Parent, the Company shall deliver to Parent, at or prior to the Closing Date, the resignation, in form and substance reasonable satisfactory to Parent, of each officer and director of the Company.

6.13  Cooperation.   The Company agrees to provide, and shall cause the Company Subsidiaries, as applicable, to provide, all reasonable cooperation in connection with the arrangement of any financing by Merger Sub (or any Affiliate thereof) relating to the Merger or the other transactions contemplated by this Agreement as may be reasonably requested by Parent from time to time (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary, as the case may be).

6.14  Denver Property; Mortgagee Consents

(a) Neither the Company nor any Company Subsidiary shall, with respect to the Denver Property Acquisition, without the prior written approval of Merger Sub (which shall not be unreasonably withheld), waive any material term or condition to closing under the Denver Agreement, amend or terminate in any material respect the Denver Agreement or any other agreement relating to the Denver Property Acquisition, or grant any consent or approval under or with respect to the Denver Agreement or relating to the Denver Property Acquisition which is likely to be material to the Denver Property. Merger Sub shall respond to any request by the Company for a material waiver, amendment, termination, consent or approval contemplated by this Section 6.14(a) within two (2) Business Days after receipt of such request from the Company. Failure to respond within such two (2) Business Days shall constitute the approval of Merger Sub.

(b) Parent and Merger Sub shall promptly take all action required by any mortgage documentation relating to any Company Property encumbered by a mortgage or as may commercially reasonably (determined in the context of the applicable mortgage loan) be requested by a mortgagee, and the Company and each Company Subsidiary shall cooperate in all such actions, in order to obtain the consent to the transactions contemplated by this Agreement of each mortgagee of any Company Property encumbered by a mortgage, unless the applicable mortgage loan is identified in writing by Parent as being a mortgage loan that will be defeased or repaid in connection with or immediately following the Closing. Parent shall bear all out-of-pocket costs incurred in connection with the administration and processing of such consents and any other amounts to the extent required to be paid under the applicable mortgage documentation in connection with obtaining such consents.

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(c) In the event that the acquisition of the Denver Property (the “Denver Property Acquisition”) pursuant to the Denver Agreement has not closed prior to the Closing Date, the Company shall deliver to Parent, each in form reasonably satisfactory to Parent and dated no more than three (3) Business Days prior to the Closing Date, (i) an estoppel certificate from the Denver Seller to Parent confirming that there are no existing defaults or other events or circumstances under the Denver Agreement that are reasonably likely to result in a termination of the Denver Agreement prior to consummation of the Denver Property Acquisition, and (ii) a certificate from an independent licensed engineer reasonably acceptable to Parent specifying the percentage of completion of the Denver Property as of such date, and confirming that, in such engineer’s good faith professional judgment, the estimated completion date of the Denver Property will be on or before the last day permitted for the closing of the Denver Property Acquisition under the Denver Agreement and on or before the required occupancy date under the Denver Lease. In the event that the Company does not deliver to Parent the estoppel certificate referred to in clause (i) above, the Company may retain a nationally recognized independent outside law firm experienced in real estate transactions to render an opinion to Parent to the effect that neither the Company nor any Company Subsidiary is in breach or default of its obligations under the Denver Agreement (the “No Default Opinion”). The No Default Opinion shall be deemed to satisfy the obligation to deliver the estoppel certificate referred to in clause (i) above unless Parent or Merger Sub has received other reasonable evidence that the Company or any Company Subsidiary is in breach or default of its obligations under the Denver Agreement that is reasonably likely to result in a termination of the Denver Agreement.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1  Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, at or prior to the Closing Date, of each of the following conditions:

(a) Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) Other Regulatory Approvals.  All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) CFIUS Approval.  The period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Act”), shall have expired or CFIUS or a related Governmental Entity shall have provided a written notice to the effect that review (if any) of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act.

(d) No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted or promulgated, which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

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7.2  Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Closing Date:

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality, Company Material Adverse Effect or material adverse effect qualification contained in any representation or warranty) at and as of the date of this Agreement and the Closing Date, as if made at and as of each such time (except to the extent a representation or warranty is made as of another time, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have or would not reasonably be likely to have a Company Material Adverse Effect; provided, however, that the representations contained in Sections 3.2, 3.3, 3.16 and 3.19 shall be true and correct. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Opinion of Tax Counsel.  Parent shall have received a tax opinion of Ballard Spahr Andrews & Ingersoll, LLP, or other counsel to the Company reasonably satisfactory to Parent, dated as of the date of the Closing Date, prior to the Effective Time, in substantially the form attached hereto as Exhibit A.

(c) Receipt of Certificates and Consents.  Parent shall have received, each in form and substance reasonably satisfactory to Parent, (i) statements of lease from the General Services Administration of the United States of America (an example of which is attached hereto as Exhibit B), dated no more than one hundred twenty (120) days prior to the Closing Date, confirming that neither the Company nor any Company Subsidiary is in default of any of its obligations as landlord, with respect to at least 90% of the aggregate square footage leased by the United States of America under leases with the Company and the Company Subsidiaries, and (ii) the consent to the transactions contemplated by this Agreement of each mortgagee of any Company Property encumbered by a mortgage, unless otherwise identified in writing by Parent pursuant to Section 6.14(b). The foregoing subclause (ii) of this Section 7.2(c) shall be deemed to be waived with respect to any consent from a mortgagee that is not received by Parent due to (x) the parties’ efforts to obtain a consent to effect the Conversion or (y) Parent’s failure to perform its obligations provided for in Section 6.14(b).

(d) Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that the Company shall not be deemed to have failed to so perform or comply with such agreements or covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five (5) Business Days of the occurrence of such event). Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(e) Waiver of Equity Awards.  Each Company Employee shall, in form and substance reasonably acceptable to Parent, have waived any right to future grants of equity based awards under any existing employment agreements or Company Benefit Plans.

7.3  Additional Conditions to Obligations of the Company.   The obligations of the Company to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing Date:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality, Parent Material Adverse Effect or material adverse effect qualification contained in any representation or warranty) at and as of the date of this Agreement and the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of another time, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not

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reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

7.4  Frustration of Closing Conditions.   No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.   This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of Company Stockholder Approval:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if, upon a vote at a duly held meeting of holders of the Company Shares (or at any adjournment or postponement thereof), held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or

(iii) if the consummation of the Merger shall not have occurred on or before June 30, 2007 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to either party if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.

(c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(d) and such condition is reasonably likely to be incapable of being satisfied by the Outside Date;

(d) by written notice from the Company to Parent, if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is reasonably likely to be incapable of being satisfied by the Outside Date;

(e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with

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at least three (3) Business Days prior written notice of the Company’s decision to so terminate. Such notice shall indicate in reasonable detail the material reasons for the Change in Recommendation or the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions and provided further that an election by the Company to terminate this Agreement pursuant to this Section 8.1(e) shall not be effective until the Company shall have paid the Break-up Fee to Parent as provided in Section 8.2(b);

(f) by written notice of Parent or Merger Sub to the Company, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of the Company Shares vote to approve the Merger and this Agreement, (B) make a Change in Recommendation, or (C) recommend that the holders of the Company Shares accept or approve a Superior Proposal; or

(g) by written notice of Parent or Merger Sub to the Company, (i) accompanied by a letter from the Denver Seller to the effect that the Company or any Company Subsidiary is in breach or default of its obligations under the Denver Agreement, so that it is reasonably likely to result in the termination of the Denver Agreement, which letter shall state in reasonable detail the basis for such breach or default or (ii) in the event of a failure of the Company to satisfy its obligations provided for in Section 6.14(c).

8.2  Effect of Termination.

(a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and each of their respective directors, trustees, officers, employees, partners, or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6, 6.7, 8.2 , 8.3 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, subject to the terms of Section 8.2(c).

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Sections 8.1(c), 8.1(f), or 8.1(g) then the Company shall pay to Parent an amount in cash equal to Six Million, Five Hundred Thousand Dollars ($6,500,000) (the “Break-Up Fee”). Payment of the Break-Up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e), concurrently with the effective date of such termination (i.e., following the three Business Days waiting period), or (ii) in the case of termination of this Agreement by Parent or Merger Sub under Section 8.1(c), 8.1(f), or 8.1(g), within three (3) Business Days after the date of termination. If this Agreement is terminated by the Company or by Parent or Merger Sub pursuant to Sections 8.1(b)(i) or (b)(iii) and (x) any Person shall have publicly announced or otherwise communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Company contemplated by this Agreement (in the case of a termination pursuant to Section 8.1(b)(i)) or the termination date (in the case of a termination pursuant to Section 8.1(b)(iii)), and (y) within nine (9) months after such termination Company enters into an agreement with such Person with respect to an Acquisition Proposal, then the Company shall pay to Parent the Break-Up Fee by wire transfer of immediately available funds within three (3) Business Days after the date Company enters into such agreement.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(d), Merger Sub shall instruct the Escrow Agent to deliver the Deposit to the Company as set forth in Section 4.6(a)(ii) within three (3) Business Days after the date of such termination. The amount of the Deposit delivered to the Company pursuant to this Section 8.2(c) shall be counted towards, and reduce, any amounts for which Parent or any Affiliate thereof shall otherwise be liable to the Company or any Affiliate thereof arising from this Agreement or any of the transactions contemplated hereby.

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(d) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the payment of the Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any Company Subsidiary or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b) or 8.3, Parent and Merger Sub hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), or upon any termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(c), in no event shall Parent or Merger Sub, (i) seek to obtain any recovery or judgment against the Company, any Company Subsidiary, or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages. In case this Agreement shall be terminated pursuant to any section other than Sections 8.1(e) or 8.1(f) or otherwise breached, the Parties shall retain all rights and remedies at law and equity.

8.3  Fees and Expenses.

(a) Except as set forth in Sections 8.3(b), 8.3(c) and 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses, except for the filing fees and expenses related to the Proxy Statement, CFIUS or other antitrust statute or regulation and fees and expenses related to obtaining the consents described in Section 6.14(b) (collectively, “Shared Costs”), which shall be subject to reimbursement as follows: (x) the Company shall reimburse Parent for 100% of the out-of-pocket Shared Costs paid by Parent or Merger Sub in the event that this Agreement is terminated by Parent pursuant to 8.1(c), (y) Parent shall reimburse the Company for 100% of the out-of-pocket Shared Costs paid by the Company (or any Company Subsidiary) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), and (z) each party shall reimburse the other party such that 50% of the Shared Costs are borne by Parent or Merger Sub and 50% of the Shared Costs are borne by the Company in the event that this Agreement is terminated pursuant to Sections 8.1(a) or 8.1(b).

(b) If this Agreement is terminated by the Company or by Parent because the Company Stockholder Approval shall not have been obtained, the Company shall pay to Parent within three (3) Business Days after the date of termination, all documented, reasonable out-of- pocket costs and expenses, including the reasonable fees and expenses of lawyers, lenders, accountants, financial advisors, and investment bankers, incurred by Parent or Merger Sub in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that the amount of such fees and expenses to be paid by the Company hereunder shall not exceed Two Million Dollars ($2,000,000).

(c) If either party fails to pay to the other party any amounts due under Section 8.2 or 8.3, the party so failing shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment. The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

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8.4  Amendment.   This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.

8.5  Extension; Waiver.   At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE 9

GENERAL PROVISIONS

9.1  Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a) if to Parent or Merger Sub:

Record Realty
Level 24 Gateway Building
1 Macquarie Place
Sydney
AUSTRALIA

Attention:	Stewart Tillyard,
Chief Executive
Facsimile: (011-61) 2-9241-2550

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Eric J. Friedman, Esq.
Facsimile: (212) 735-2000

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and with a copy (for informational purposes only) to:

Mallesons Stephen Jaques
Level 50
Bourke Place
600 Bourke Street
Melbourne
Victoria 3000
AUSTRALIA
Attention: Andrew Erikson
Facsimile: (011-61) 3-9643-5999

(b) if to the Company:

Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, Nebraska

Attention:	Thomas D. Peschio
President and Chief Executive Officer
Facsimile: (402) 391-4144

with a copy (for informational purposes only) to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attention: Justin P. Klein, Esq.
Facsimile: (215) 864-8999

9.2  Certain Definitions.   For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any inquiry, offer or proposal regarding any (a) merger, consolidation or similar business combination transaction involving the Company or any Company Subsidiary, (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company or any Company Subsidiary representing 5% or more of the consolidated assets of the Company and every Company Subsidiary, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Company Shares, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which United States banking and savings and loan institutions are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that is considered a single employer together with the Company under ERISA Section 4001(b) or part of the same “controlled group” with the Company for purposes of ERISA Section 302(d)(8)(C).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

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“SEC” means the Securities and Exchange Commission.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

“Superior Proposal” means an Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors, will be more favorable to holders of the Company Shares than the Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

9.3  Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Affiliate”	Section 3.18
“Articles Of Merger”	Section 1.3(a)
“Break-Up Fee”	Section 8.2(b)
“CERCLA”	Section 3.12
“Certificate”	Section 2.2(b)
“CFIUS”	Section 7.1(c)
“Change in Recommendation”	Section 6.4(b)
“Claim”	Section 6.5(b)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Company”	Preamble
“Company Board”	Recitals
“Company Bylaws”	Section 3.1(e)
“Company Charter”	Section 3.1(a)
“Company Disclosure Schedule”	Article III
“Company Employees”	Section 6.8(a)
“Company Equity Compensation Plan”	Section 2.1(e)
“Company Filed SEC Reports”	Section 3.4
“Company Intellectual Property Rights”	Section 3.20
“Company Lease”	Section 3.9(h)
“Company Leases”	Section 3.9(h)
“Company Material Adverse Effect”	Section 3.1(a)
“Company Properties”	Section 3.9(a)
“Company Property”	Section 3.9(a)
“Company Recommendation”	Section 6.1(c)
“Company Restricted Shares”	Section 2.1(e)
“Company SEC Reports”	Section 3.4
“Company Shares”	Recitals
“Company Stockholder Approval”	Section 3.3(b)
“Company Stockholders’ Meeting”	Section 6.1(c)
“Company Subsidiary”	Section 3.1(b)
“Company Title Insurance Policy”	Section 3.9(c)
“Confidentiality Agreement”	Section 6.6(b)

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“Conversion”	Section 6.9(a)
“Corporate Operating Plan”	Section 5.1
“Denver Agreement”	Section 2.5(b)
“Denver Property”	Section 2.5(b)
“Denver Property Acquisition”	Section 6.14(c)
“Denver Seller”	Section 2.5(b)
“Deposit”	Section 4.6(a)
“Effective Time”	Section 1.3(a)
“Employee Benefit Plan”	Section 6.8(a)
“Employee Programs”	Section 3.10(a)
“Environmental Claims”	Section 3.12
“Environmental Laws”	Section 3.12
“Environmental Reports”	Section 3.12(a)
“Escrow Agent”	Section 4.6(a)
“Escrow Agreement”	Section 4.6(a)
“Exchange Act”	Section 3.4
“Excluded Shares”	Section 2.1(c)
“Exon-Florio Act”	Section 7.1(c)
“GAAP”	Section 3.4
“Governmental Entity”	Section 3.7
“Grant”	Section 2.2(b)
“Hazardous Material”	Section 3.12
“Improvements”	Section 3.9(e)
“Indemnified Parties”	Section 6.5(a)
“Indemnified Party”	Section 6.5(a)
“Intellectual Property”	Section 3.20(a)
“Interim Period”	Section 5.1
“IRS”	Section 3.10(a)
“Law”	Section 3.7
“Lien”	Section 3.1(c)
“Maryland Courts”	Section 9.11(a)
“Material Contract”	Section 3.14(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(b)
“Merger Sub”	Preamble
“MGCL”	Recitals
“MLLCA”	Recitals
“No Default Opinion”	Section 6.14(c)
“NYSE”	Section 3.4
“Outside Date”	Section 8.1(b)(iii)
“Other Filings”	Section 6.2
“Parent”	Preamble
“Parent Material Adverse Effect”	Section 4.1(a)
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)

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“PCB”	Section 3.12(f)
“Permits”	Section 3.24
“Permitted Encumbrances”	Section 3.9(a)
“Permitted Liens”	Section 3.9(a)
“Pre-Closing Matters”	Section 6.5(a)
“Property Restrictions”	Section 3.9(a)
“Proxy Statement”	Section 6.1(a)
“REIT”	Section 3.13(b)
“RFML”	Preamble
“S-O Act”	Section 3.4
“SDAT”	Section 1.3(a)
“Shared Costs”	Section 8.3(a)
“Securities Act”	Section 3.2(f)
“Surviving Company”	Section 1.1
“Surviving Organizational Documents”	Section 1.2
“Tax” And “Taxes”	Section 3.13(r)
“Tax Protection Agreements”	Section 3.13(n)
“Tax Returns”	Section 3.13(r)
“Third Party”	Section 3.14(a)(ii)
“Third-Party Intellectual Property Rights”	Section 3.20

9.4  Interpretation.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” and words of similar import shall mean “including without limitation.” The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.5  Non-Survival of Representations, Warranties, Covenants and Agreements.   Except for Articles I and II, Sections 6.5, 6.8, and 9.6(b), (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and (b) thereafter there shall be no liability on the part of any of Parent, Merger Sub or the Company or any of their respective officers, trustees, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

9.6  Performance by Merger Sub; Limitation of Liability.

(a) Parent shall cause Merger Sub to perform, discharge and comply with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

(b) RFML’s liability to any party in connection with this Agreement is limited in aggregate to the extent RFML actually receives money under or pursuant to its right to be indemnified for that liability out of the assets of Parent under Parent’s constitution or applicable Law. Each party waives and releases RFML from any liability in relation to any default or breach by RFML under this Agreement that is greater than as described in the foregoing sentence.

9.7  Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent when

41

due, and Parent shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Parent shall, and shall cause its affiliates to, join in the execution of any such Tax returns and other documentation.

9.8  Miscellaneous.   This Agreement (a) constitutes, together with the Confidentiality Agreement and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9  Assignment; Benefit.   Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary (except for Section 6.5, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.10  Severability.   If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.11  Choice of Law/Consent to Jurisdiction.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland without regard to its rules of conflict of laws. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland (“Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

(b) Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

9.12  Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RECORD REALTY TRUST

By:	Record Funds Management Limited, in its capacity as responsible entity of Record Realty

By:	/s/ Christopher John West
Name: Christopher John West
Title: Authorized Director

RECORD REALTY (US) LLC

By:	/s/ Stewart Tillyard
Name: Stewart Tillyard
Title: President

GOVERNMENT PROPERTIES TRUST, INC.

By:	/s/ Thomas D. Peschio
Name: Thomas D. Peschio
Title: President and Chief Executive Officer

[MERGER AGREEMENT SIGNATURE PAGE]

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Exhibit A

Opinion of Counsel as to Tax Matters

          , 2007

[Recipient Name and Address]

Ladies and Gentlemen:

You have requested our opinion in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October   , 2006 (the “Merger Agreement”) by and among Record Realty Trust, a listed Australian Property Trust acting through its responsible entity, Record Funds Management Limited, a company incorporated under the laws of the Commonwealth of Australia, Record Realty (US) LLC, a Maryland limited liability company, and Governmental Properties Trust, Inc., a Maryland corporation (the “Company”), regarding the status of the Company as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes. All capitalized terms used in this opinion letter but not defined herein have the meanings given to them in the Merger Agreement.

In connection with the opinions expressed herein, we have reviewed the Proxy Statement which was distributed to shareholders of the Company in connection with their approval of the Merger Agreement (the “Proxy Statement”).

The opinions expressed herein are based on the Internal Revenue Code of 1986 (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and polices in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (i) the Proxy Statement; (ii) the Amended Articles of Incorporation of the Company, as amended through the date hereof; and (iii) the Merger Agreement.

In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of Company contained in a letter to us dated          , 2007 regarding their consolidated assets, operations and activities (the “Management Representation Letter”). We have not made an independent investigation or audit of the facts set forth in the Management Representation Letter or in any other document. We consequently have relied upon the accuracy of the representations as to factual matters in the Management Representation Letter. After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein. Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Company or any other person.

We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:

(1) the Company has been and will be operated in the manner described in the Management Representation Letter and the Proxy Statement;

(2) all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine; and

A-1

(3) all representations made in the Management Representation Letter (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Management Representation Letter “to the best of knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

Based upon and subject to the foregoing and the discussion below, we are of the opinion that, commencing with its taxable year ended December 31, 2003, the Company has, since the effective date of its REIT election and through and including the taxable year of the Company ending on the Closing Date, been organized and operated in a manner so as to qualify for taxation as a REIT under the Code.

We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter. The Company’s qualification for taxation as a REIT depends upon the Company’s ability to meet, on a continuing basis, through actual annual operating and other results, certain requirements of the Code, including requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

We express no opinion other than that specifically set forth above and our opinion is limited to the tax issues addressed therein. Additional issues may exist that could affect the tax treatment of the transactions referenced in the opinion, and the opinion does not consider or provide a conclusion with respect to any additional rules.

This opinion, which speaks as of the date hereof, has been prepared solely for your use pursuant to Section 7.2(b) of the Merger Agreement and may not be used for any other purpose without our prior written consent.

The tax advice set forth in this letter was not intended or written to be used, and cannot be used, for the purpose of avoiding any federal tax penalties that may be imposed with respect to any tax issues. The tax advice set forth in this letter was written to support the promotion or marketing of the matters addressed herein. Each recipient of this letter with whom we do not have an attorney-client relationship should seek advice based on that person’s particular circumstances from an independent tax advisor.

Very truly yours,

A-2

Exhibit B

Example of Statement of Lease

Record Realty (US) LLC
[Address]
[Address]	Re: Statement of Lease
[Address]	[Property Address] [Property Address] [Property Number]

Dear Record Realty (US) LLC:

The General Services Administration (the “Government”), as lessee under U.S. Government Lease for Real Property [Property Number], (the “Lease”) states the following regarding the Lease and the leased premises located at [Property Address]:

1) The Lease dated [Lease Date], is in full force and effect. Monthly rental is payable in arrears and no rent has been paid in advance. The Lease is unmodified except for the following [Lease amendments posted in the data room prior to the date of the Merger Agreement.].

2) The Lease Term together with rental payments commenced [          ] and shall continue through [          ], [[if any termination right] subject to termination rights at any time, in whole or in part, after the [          ] year by giving at least [          ] days’ notice in writing to the Lessor].

3) No notice of default has been issued to date.

The statements set forth above are subject to the following conditions:

1. Such statements are based solely on a review of the Lease file by the Contracting Officer of the Government’s General Services Administration as of the date of issuance;

2. The Government shall not be liable for any latent defect in or condition of the Premises discoverable upon a reasonable inspection; and

3. The Government does not warrant or represent that the Leased Premises comply with applicable Federal, State, and local law.

I trust the above will meet your needs. If you have any questions, please contact me at [          ].

Sincerely,
[ ]
Contracting Officer	U.S. General Services Administration
Realty Services Division	Jacob K. Javits Federal Building
Public Building Service	26 Federal Plaza New York, NY 10278 www.gsa.gov

B-1

Appendix B

Wachovia Bank, N.A.
301 South College Street
Charlotte, NC 28288

Wachovia Securities

October 23, 2006

The Board of Directors
Government Properties Trust, Inc.
13625 California Street
Suite 310
Omaha, Nebraska 68154

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the “GPT Common Shares”), of Government Properties Trust, Inc., a Maryland corporation (the “Company”), of the Merger Consideration (as defined below) to be received by the holders of GPT Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of October 23, 2006 (the “Agreement”), by and among Record Realty Trust, a listed Australian Property Trust (“Parent”) acting through its responsible entity, Record Funds Management Limited, a company incorporated under the laws of the Commonwealth of Australia (“RFML”), Record Realty (US) LLC, a Maryland limited liability company (“Merger Sub”), and the Company.

Pursuant to the Agreement, the Company will be merged with and into Merger Sub, and the separate existence of the Company will thereupon cease and Merger Sub will be the entity surviving the merger (the “Merger”). Pursuant to the Merger, each GPT Common Share (other than Excluded Shares (as defined in the Agreement)) will be converted into the right to receive an amount in cash equal to $10.75 (the “Merger Consideration”), subject to a potential reduction by an amount not to exceed $0.08 per GPT Common Share resulting from certain potential contingencies of the Company, or as otherwise provided in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement.

•	Participated in the discussions and negotiations among representatives of the Company, Parent and Merger Sub and their respective financial and legal advisors that resulted in the Agreement.

•	Reviewed certain business, financial and other information, including financial forecasts, regarding the Company that was furnished to us by, and that we have discussed with, the management of the Company.

•	Reviewed certain periodic reports and other publicly filed information of the Company. Reviewed the stock price and trading history of the GPT Common Shares.

•	Considered certain business, financial and other information regarding the Company and compared that information with similar available information regarding certain other publicly traded companies that we deemed to be relevant.

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries.

Board of Directors
Government Properties Trust, Inc.
October 23, 2006

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.

•	Developed a discounted cash flow model for the Company based upon estimates and assumptions provided by, and discussed with, the management of the Company.

•	Calculated a net asset value of the Company based upon the projected net operating income provided by, and discussed with, the management of the Company and market capitalization rates derived from industry sources, which rates we reviewed and confirmed with management of the Company.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria, that we deemed to be relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information, and we have not assumed any responsibility for, nor conducted, any independent verification of such information. We have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. We have been provided with prospective financial information of the Company. We have discussed such prospective financial information, as well as the forecasts, estimates, judgments, allocations and assumptions upon which such prospective financial information is based, with the management of the Company. We have assumed that the forecasts, estimates, judgments, allocations and assumptions expressed by the management of the Company in such prospective financial information have been reasonably formulated and that they reflect the best currently available forecasts, estimates, judgments, allocations and assumptions of the management of the Company regarding such prospective financial information. We assume no responsibility for, and express no view as to, any such prospective financial information or the forecasts, estimates, judgments, allocations or assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities.

In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that, in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Merger or other actions contemplated by the Agreement in any way meaningful to our analysis. We also have assumed that Parent will be able to obtain any financing arrangements necessary to pay to all holders of GPT Common Shares (other than Excluded Shares (as defined in the Agreement)) the Merger Consideration due to them. Our opinion is necessarily based upon economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In addition, we are expressing no view on the terms of the Merger. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Directors or any committee thereof.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of the Company in connection with the Agreement and will receive a fee for such services, which is payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated

Board of Directors
Government Properties Trust, Inc.
October 23, 2006

matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company, including serving as administrative agent on the Company’s $65 million revolving credit facility, under which Wachovia currently maintains a commitment of $35 million. In September 2006, Wachovia Securities also originated $55.7 million in CMBS financing for two of the Company’s properties. The CMBS financing is scheduled to close in November 2006. In addition, we may provide similar or other such services to, and maintain our relationship with the Company, Parent, and certain affiliates of Parent in the future. Additionally, in the ordinary course of our business, we may trade in the securities of the Company, Parent and certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the information and use of the Board of Directors of the Company in connection with their consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the GPT Common Shares as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full and described in any proxy statement mailed or provided to the holders of the GPT Common Shares in connection with the transactions contemplated by the Agreement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the GPT Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Wachovia Capital Markets, LLC

GOVERNMENT PROPERTIES TRUST, INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON
, 2007
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Jerry D. Bringard and Thomas D. Peschio, and either of them, each with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all shares of stock which the undersigned is entitled to vote at the special meeting of stockholders of Government Properties Trust, Inc., to be held at the Omaha Regency Marriott, 10220 Regency Circle, Omaha, NE 68114 on                     , 2007 at ___:___a.m., Central time, and at any adjournment thereof.
     Shares of common stock of Government Properties Trust, Inc. will be voted as specified. Unless otherwise specified, this proxy will be voted “FOR” the approval of the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you do not sign and return a proxy or attend the special meeting and vote by ballot, shares that you own cannot be voted.
     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated                     , 2007, prior to the execution of this Proxy and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation gives notice of such revocation.
This proxy may be revoked at any time prior to the time it is voted.
Please complete, date and sign this proxy and return it promptly in the enclosed envelope.

SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)
Fold and detach here

Mark Here for Address ☐ Change or Comments PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

	FOR	AGAINST	ABSTAIN
1. To approve to the merger of Government Properties Trust, Inc. on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of October 23, 2006, by and among Record Realty Trust, Record Realty (US) LLC and Government Properties Trust, Inc., as described in the accompanying proxy statement.
	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.
	☐	☐	☐

Signature:	Date:	Signature:	Date:

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles. If shares are held by joint tenants or as community property, each should sign.
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

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